An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (the "SEC"). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

OFFERING CIRCULAR, SUBJECT TO COMPLETION

DATED FEBRUARY 26, 2025

NAQI LOGIX INC.

UP TO 5,747,126 VOTING COMMON SHARES, PLUS UP TO 1,149,425 BONUS SHARES (1)

The minimum investment in this offering is 200 Voting Common Shares in the capital of the Company, or $522.00 plus the 3.5% transaction fee discussed below.

MAXIMUM OFFERING AMOUNT: $15,000,000

SEE "SECURITIES BEING OFFERED" ON PAGE 57

1055 West Hastings St. Suite 1400
Vancouver BC, V6E 2E9
Canada
1-888- 627-4564
www.naqilogix.com

Copy to:

Daniel D. Nauth
Nauth LPC
217 Queen Street West, Suite 401
Toronto, Ontario M5V 0R2
Canada
(416) 477-6031

	Price to Public	Underwriting discount and commissions(2)	Proceeds to Company before expenses (3,5)
Price Per Share	$2.61	$0.09	$2.52
StartEngine processing fee per share (4)	$0.09
Price per share plus processing fee	$2.70

Total Maximum with processing fee(4)	$15,525,000	$525,000	$15,000,000

(1) Naqi Logix Inc. (the "Company") is offering up to 5,747,126 Voting Common Shares ("Common Shares"), plus up to 1,149,425 additional Common Shares to be issued as bonus shares (the "Bonus Shares") to investors based upon their eligibility in meeting certain bonus requirements as detailed in "Perks and Bonus Shares" below. An investor receiving the Bonus Shares will effectively receive a discount on our share price. Investors are eligible to receive up to 20% additional Common Shares as Bonus Shares. See "Plan of Distribution" for further details.

(2) The Company has engaged StartEngine Primary LLC ("StartEngine Primary") to act as a broker-dealer registered with the Commission and a member of FINRA, to provide operational processing, compliance, and administration of this offering as set forth in "Plan of Distribution" and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. The Company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Common Shares. In addition, StartEngine Primary will be issued a number of Common Shares equal to 2% of the gross proceeds sold in this offering (excluding Bonus Shares), rounded to the nearest whole share. Finally, the Company has paid a $15,000 advance fee for reasonable accountable out-of-pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include processing fees paid directly to StartEngine Primary by investors as discussed in footnote 4 below.

(3) Does not include effective discount that would result from the issuance of Bonus Shares. See "Plan of Distribution" for further details.

(4) Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors' subscription (excluding Bonus Shares). See "Plan of Distribution" for additional discussion of this processing fee. Assuming the offering is fully subscribed (excluding Bonus Shares), investors would pay StartEngine Primary total processing fees of $525,000. This amount is included in the Total Maximum offering amount since it counts towards the rolling 12-month maximum Offering amount that the Company is permitted to raise under Regulation A. However, it is not included in the gross proceeds received by the Company. The "Proceeds to Company before expenses" includes payment of the cash commission as well as the processing fee.

(5) We may issue up to 1,149,425 Common Shares as Bonus Shares as part of the Offering, assuming that 100% of investors achieve the highest level of Bonus Shares available and all Bonus Shares are issued. For more information on Bonus Shares, see the "Plan of Distribution" below. Assuming this Offering is fully subscribed, and the maximum number of Bonus Shares are issued, the effective purchase price per share would be $2.175 per share.

The Company expects that the amount of expenses of the Offering that it will pay will be approximately $750,000 not including certain fees due to Start Engine Primary.

The Offering will terminate at the earlier of: (i) the date at which the maximum offering amount has been sold (ii) the date at which the offering is earlier terminated by the Company in its sole discretion or (iii) the date that is three years from the date in which this offering is being qualified by the United States Securities and Exchange Commission (the "Commission"). At least every 12 months after this offering has been qualified by the Commission, the Company will file a post-qualification amendment to include the Company's recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the offering statement of which this offering circular forms a part may be used for up to three years.

The minimum investment amount for an investor is $522 plus a 3.5% transaction fee, however, we reserve the right to waive this minimum investment amount in the sole discretion of our management.

In connection with the Offering, investors will be required to sign an adoption agreement to the Company’s voting agreement dated April 12, 2021 (the “Voting Agreement”) pursuant to which the investor will agree to be bound by the terms of the Voting Agreement as a shareholder as though such investor were originally a party thereto. The Voting Agreement provides, among other things, that all shareholders of the Company will vote their Common Shares: (a) to elect up to seven members of the Company’s board of directors as nominated by Mark Godsy, the Chief Executive Officer of the Company; and (b) in favor of any corporate action requiring a “special resolution”, “ordinary resolution” or “unanimous resolution” under the Business Corporations Act (British Columbia) (the “BCBCA”), if such corporate action has been both (1) approved by the board of directors and (2) approved in writing by the holders of at least 66-2/3% of the outstanding Common Shares (in the case of a “special resolution”) or a majority of the outstanding Common Shares (in the case of an “ordinary resolution” or a “unanimous resolution”).For further information, please see “The Voting Agreement” on page 60.

The Company has engaged Bryn Mawr Trust Company of Delaware LLC as the escrow agent (the "Escrow Agent") to hold funds tendered by investors. The Offering is being conducted on a best-efforts basis without any minimum target and there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. We will hold closings upon the receipt of investors' subscriptions and acceptance of such subscriptions by the Company. We reserve the right, subject to applicable securities laws, to begin applying "dollar one" of the proceeds from the Offering towards our business strategy, including, without limitation, research and development expenses, offering expenses, working capital and general corporate purposes, and other uses, as more specifically set forth in the "Use of Proceeds to Company" section of this Offering Circular. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering, or (ii) the Termination Date. We expect to commence the sale of the Common Shares on the date on which the Offering Statement of which this Offering Circular (the "Offering Circular") is a part (the "Offering Statement") is qualified by the SEC.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED, INCLUDING THE COMMON SHARES, OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THE COMMON SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC"); HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE COMMON SHARES OFFERED ARE EXEMPT FROM REGISTRATION.

NON-ACCREDITED INVESTOR LIMITATIONS

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A PROMULGATED UNDER THE SECURITIES ACT. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

NOTICE TO FOREIGN INVESTORS

IF THE INVESTOR LIVES OUTSIDE OF THE UNITED STATES, IT IS THE INVESTOR'S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN INVESTOR.

Investing in our Common Shares involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See "Risk Factors" starting on page 8 for a discussion of certain risks that you should consider in connection with an investment in our securities.

No application is currently being prepared for the Common Shares to trade on any public market. As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. If the Common Shares are not listed on a securities exchange or quoted on an alternative trading system, it may be difficult to sell or trade in the Common Shares. There can be no assurance that a liquid market for the Common Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell the Common Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Common Shares and investors wishing to sell the Common Shares might therefore suffer losses.

The Company is following the "Offering Circular" format of disclosure under Regulation A+ pursuant to the general instructions of Part II(a)(1)(i) of Form 1-A.

We expect to commence the sale of the Common Shares on the date on which the SEC qualifies the offering statement of which this offering circular is a part.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY US CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

In this offering (this "Offering"), we are offering to sell, and seeking offers to buy, "Voting Common Shares", without par value (the "Common Shares"), of Naqi Logix Inc., a corporation formed pursuant to the laws of the Province of British Columbia and domiciled in the Province of British Columbia (the "Company", "Naqi Logix", "Naqi", "we", "our", "us"), only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the "Offering Circular." You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of the Common Shares shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an offering statement (the "Offering Statement") that we filed with the Securities and Exchange Commission (the "SEC") using a continuous offering process. Periodically, we may provide an Offering Circular supplement that would add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. The Offering Statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. This Offering Circular also includes statistical and other market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Although we believe that this data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on this data involves a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations. All references in this Offering Circular to "$" or "dollars" are to United States dollars, unless specifically stated otherwise. All references in this Offering Circular to "C$" are to Canadian dollars.

CERTAIN TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the Common Shares. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in the Common Shares. This written communication is not intended to be "written advice," as defined in Circular 230 published by the U.S. Treasury Department.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negatives of these terms, or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in "Risk Factors" and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This Offering summary highlights material information regarding our business, and this Offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this Offering fully, you should read the entire Offering Circular carefully, including the "Risk Factors" section, before making a decision to invest in the Company. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled "Cautionary Statement Regarding Forward-Looking Statements" above.

Our Business

The Company was established on August 4, 2020, under the jurisdiction of the Province of British Columbia in Canada and has its head office in Vancouver BC, Canada.

Naqi Logix is a neural technology company focused on developing a non-invasive human-machine interface platform that offers powerful new command and control capabilities as a wearable. Naqi has created a hardware-enabled software platform that provides a hands-free, voice-free, and screen-free human-machine interface within wearable devices.

Our platform consists of a non-invasive neural wearable currently embodied in an earbud, paired with our "Naqi Hub" application and our patented powerful "Invisible User Interface" ("IUI"). Naqi Logix's solution can be delivered via smart neural earbuds similar in form to the billions of earbuds being used by consumers today. Unlike brain or body implants, the Naqi earbud is external as it resides in the user's ear. No implant or invasive procedures are required to use the Naqi technology - you simply place it in your ear like a traditional earbud when you wish to use it. It can be activated or deactivated, worn or not, depending upon the user's preference. The vast majority of use cases we envision would not require any regulatory approval. In certain circumstances where the device might be used for a medical or assistive application, certain regulatory approvals may be required.

While there are very real and specific applications for neural brain or body implants, our goal is to connect humans to a digital realm with a simple, user-friendly wearable that anyone could use and benefit from. When using our wearable, the platform captures the intended actions by the user and translates those intentions into functional digital actions to help control the digital world around them.

Our technologies and services offerings are described in greater detail in "Description of Business" below together with a detailed description of our entire business.

Our direct personnel consist of three full-time employees and twelve part-time consultants. The Company also indirectly employs an additional 19 consultants as part of our research and development team. The Company's personnel operate virtually from remote locations.

Our principal place of business and mailing address is Naqi Logix Inc., 1055 West Hastings St. Suite 1400, Vancouver BC, V6E 2E9 Canada and our telephone number is 1-888-627-4564. Our website address is www.naqilogix.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Description of Property

We do not own any facilities and do not expect to own any facilities in the immediate future.

Risks Related to Our Business and Industry

Our business and our ability to execute our business strategy are subject to a number of risks, which are more fully described in the section titled "Risk Factors" beginning on page 8. These risks include business and industry risks, including that:

• We have a history of losses and can provide no assurance of our future operating results;

• The Company was recently formed and has a limited operating history and no revenues;

• We may not have adequate capital to fund our business and may need substantial additional funding to continue operations; we may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail;

• We have limited existing brand identity and customer loyalty; if we fail to attract customers to use our service offerings, our business could suffer;

• We may face delays while dealing with unknown factors during the manufacturing process of the Naqi Earbud;

• Our success is dependent on the completed development and potential performance of the Naqi Earbuds and Naqi Hub and Invisible User Interface;

• We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively;

• We are not subject to Sarbanes-Oxley and lack the internal controls over financial reporting required of public companies;

• The smart earbud, gestural input, brain-computer interface and non-tactile input industries are competitive, and we may be unable to compete with companies with greater financial or technical resources than us, which could negatively affect our operations;

• New products and services may subject us to additional risks, and a failure to successfully manage these risks may have a material adverse effect on our business;

• If we are unable to develop a partner ecosystem, sales, marketing and distribution channels or to enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue;

• We may face significant competition in Canada and in other markets, including the United States, Europe and Asia where we may decide to operate in the future;

• Our revenue could fluctuate from period to period, which could have an adverse material impact on our business;

• If we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete;

• Customer complaints regarding our products and services could hurt our business;

• Computer, website and/or information system breakdowns, as well as cyber security attacks, could affect our business;

• We will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business;

• We may be involved in legal and regulatory proceedings;

• The liability of our directors and officers and others is limited under certain circumstances;

• Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares;

• We may have difficulty retaining and acquiring personnel;

• Our directors and officers may have conflicts of interest;

• Our financial statements have been prepared in accordance with IFRS accounting principles; and

• Public health epidemics or outbreaks could adversely impact our business,

Risks Related to Regulations

• In certain circumstances, we will be required to seek regulatory approval for our technology if it is intended to be used for medical applications, such as wheelchair control. There is no guarantee we will be successful in procuring all necessary approvals; and

• Our business is and may become subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data use and data protection, content, competition, safety and consumer protection, e-commerce, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our products and business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

Risks Related to This Offering and the Common Shares

• The Common Shares are being offered on a "best efforts" basis and we may not raise sufficient capital to satisfy our working capital needs;

• It is uncertain when the Common Shares will be listed on an exchange for trading, if ever;

• If the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares;

• We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline;

• We may incur increased costs as a result of our public reporting obligations, and our management team will be required to devote substantial time to new compliance initiatives;

• We do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares;

• Terms of subsequent financings, if any, may adversely impact investors' investments;

• We determined the offering price for the Common Shares being sold in this Offering; and

• If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

• Shareholders may experience further dilution in the event of subsequent offerings of the Company's Common Shares Non-Voting Common Shares or other equity, debt or hybrid securities convertible or exchangeable into equity securities of the Company.

• All of the Company's shareholders are required to execute an adoption agreement whereby they agree to be bound by the terms of the Voting Agreement

Regulation A+

We are offering the Common Shares pursuant to rules of the SEC mandated under the JOBS Act. These offering rules are often referred to as "Regulation A+." We are relying upon "Tier 2" of Regulation A+, which allows us to offer securities of up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we are required to publicly file annual, semi-annual, and current event reports with the SEC after the qualification of the offering statement of which this Offering Circular is a part.

THIS OFFERING

Company:	Naqi Logix Inc., a corporation formed pursuant to the laws of the Province of British Columbia and domiciled in the Province of British Columbia

Shares Offered:	Up to 5,747,126 Common Shares, without par value plus 1,149,425 Bonus Shares

Price per Share:	$2.61

Minimum Investment:	$522.00 per investor.

Common Shares Outstanding before this Offering:	47,412,425 Common Shares and 904,974 Non-Voting Common Shares issued and outstanding, totaling 48,317,399 shares ("Common Share Equivalents") issued and outstanding.

Common Shares Outstanding after this Offering:	53,159,551 Common Shares and 904,974 Non-Voting Common Shares issued and outstanding, totaling 54,064,525 Common Share Equivalents (including the Common Shares and Non-Voting Common Shares), if the Maximum Offering is sold (excluding Bonus Shares).

Use of Proceeds:	If we sell all the 5,747,126 Common Shares being offered, our net proceeds (after deducting fees and commissions and estimated offering expenses) will be approximately $13,725,000. We will use these net proceeds for prototyping and manufacturing costs; research and development; sales and marketing, general and administrative costs; legal and compliance; and general working capital, as described in "Use of Proceeds to Company" beginning on page 36.

Subscribing Online:	After the qualification of the Offering Statement of which this Offering Circular is a part, this Offering will be conducted through the online subscription processing platform of StartEngine Primary LLC, (the "Technology Agent") through the Investor Relations page of our website at www.naqilogix.com, whereby investors will receive, review, execute, and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer to an account we designate.

Risk Factors:	Investing in our Common Shares involves a high degree of risk. See "Risk Factors" beginning on page 8.

RISK FACTORS

An investment in the Common Shares involves a high degree of risk. Each investor should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the price of the Common Shares could decline and the investors may lose all or part of their investments. See "Cautionary Statement Regarding Forward Looking Statements" above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to our Business and Industry

We have a history of losses and can provide no assurance of our future operating results.

As of the date of this Offering Circular, the Company continues to develop our products and has not yet commenced revenue-generating operations related to ongoing manufacturing and/or ongoing licensing. The Company is currently testing its hardware and software platform with the Government of Canada to assess user experience and use cases for employee productivity and military applications.  The Company is negotiating with 3 enterprises to conduct user tests to assess user experience and value proposition.

As we continue to develop and have not begun generating revenue from the sale of our products and services, we have experienced net losses and negative cash flows from operating activities since incorporation, and we expect such losses and negative cash flows to continue in the foreseeable future. As of June 30, 2024, the Company had working capital of $306,477 and a cumulative loss since inception of $10,963,404. As a result, our continuance as a going concern is dependent upon our ability to obtain adequate financing and to reach profitable levels of operation upon commercialization of our products and services.

It is not possible to predict whether financing efforts will be successful or if we will attain profitable levels of operations. Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations, however, there is no assurance that funds will continue to be available on acceptable terms or at all. Our financial statements do not reflect adjustments to the carrying value of assets and liabilities that would be necessary should we be unable to continue operations and such adjustments could be material.

The Company was recently formed and has a limited operating history and no revenues.

The Company is a pre-revenue start-up that was established to pursue the development of our products. We lack a historical operating record upon which to assess our business and prospects. Prospective operating results are subject to a multitude of uncertainties, and there is no guarantee of achieving or sustaining profitability. Our prospects must be viewed in the context of the risks inherent to companies in early-stage development, particularly those operating in novel and swiftly evolving markets. Future performance hinges on various factors, including, but not limited to, securing requisite financing, as outlined in this offering, or obtaining funding through alternative means, establishing credit or operational facilities, product development success, effective marketing strategies, customer acquisition, operational cost management, personnel retention, legal and regulatory changes in relevant jurisdictions, and broader economic conditions influencing our customer base. We cannot provide assurances regarding our ability to mitigate these risks successfully.

We may not have adequate capital to fund our business and may need substantial additional funding to continue operations. We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts and could cause our business to fail.

We have not yet initiated revenue-generating activities, relying instead on securing adequate capital to support the ongoing development of Naqi's products, as well as any potential future products or services. The Company expects the earliest commercial launch of its product to occur in 2025. Should our initial capital be fully utilized without access to additional funding through borrowing or alternative sources, it would significantly impact our financial position, operational performance, and business prospects.

The development of our business operations and the commercialization of current and potential future products and services may necessitate further capital infusion. Unforeseen expenses, complications, and delays inherent in pioneering technology development could escalate our capital requirements and deplete our cash reserves faster than anticipated.

Consequently, securing additional funding is imperative for sustaining our operations. However, market conditions, regulatory constraints, or other factors may hinder our ability to raise necessary capital. There is no assurance that we will successfully obtain adequate funding to support our business activities. Failure to secure additional funding may compel us to scale back, postpone, or abandon development initiatives or overhead expenditures as necessary.

The inability to meet our operational and capital needs could have a materially adverse impact on our business operations, financial health, and financial performance.

We have limited existing brand identity and customer loyalty; if we fail to attract customers to use our service offerings, our business could suffer.

As we are presently focused on research and development and have yet to commercialize Naqi's products, our brand identity and customer loyalty are not firmly established. We recognize that cultivating and preserving brand identity and loyalty is essential for attracting customers once our products and services become commercially available. To entice customers, significant expenditure may be required to develop and sustain brand recognition among consumers. We anticipate that the costs associated with our marketing initiatives could escalate considerably in the future.

If our endeavors to promote our products and establish brand recognition prove ineffective, it may adversely impact our revenue generation capabilities and the sustainability of our operations.

We may face delays while dealing with unknown factors during the manufacturing process of the Naqi Earbud and Naqi Hub and Invisible User Interface.

Naqi Logix is heavily reliant on outsourced vendors for the procurement of components, all of which are vulnerable to disruptions within the global supply chain. Delays in acquiring raw materials and electronic parts for the Naqi Earbud may occur, potentially impeding the distribution of finished products. Moreover, unforeseen engineering challenges during manufacturing, inherent to the novelty of the Naqi Earbud design, could further delay the completion of the final product, thus postponing the commercialization of Naqi's products.

Additionally, there is a risk that the company may encounter difficulties in securing licensing agreements with established brand manufacturers or in establishing partnerships with contract manufacturers.

Our success is dependent on the completed development and potential performance of the Naqi Earbuds and Naqi Framework.

As we continue to develop Naqi's products, various factors, including technological and regulatory challenges within our target markets, may impede or delay their potential launch, thereby potentially constraining our profitability. Given that these products constitute our sole focus at present, our overall financial performance hinges directly on their successful development and subsequent performance.

We will need to increase the size of our organization, and we may be unable to manage rapid growth effectively.

Our inability to effectively manage growth could materially and adversely impact our business, financial condition, and results of operations. A period of substantial expansion is anticipated to accommodate the development and launch of new products and services, alongside potential internal growth to support research and marketing endeavors. This expansion will exert significant pressure on management, operational, and financial resources.

To address the anticipated growth in operations and personnel, we must enhance our existing operational and financial systems, procedures, and controls, as well as implement new ones. Additionally, expansion of our finance, administrative, and operational staff will be necessary. However, there is a risk that our current personnel, systems, procedures, and controls may not adequately support future operations.

Management may encounter challenges in recruiting, training, retaining, motivating, and supervising required personnel, or in identifying, managing, and capitalizing on existing and potential strategic relationships and market opportunities.

We are not subject to Sarbanes-Oxley and lack the internal controls over financial reporting required of public companies.

At present, we lack the internal infrastructure necessary, and are not obligated, to conduct an attestation regarding our internal controls over financial reporting, as mandated by Section 404 of the Sarbanes-Oxley Act. Consequently, there is a risk that material deficiencies or weaknesses in the effectiveness of these internal controls may go unidentified.

In the future, we may be required, by Sarbanes-Oxley or other relevant laws (including exchange and market regulations), to establish and maintain appropriate internal controls over financial reporting. Such establishment could result in significant expenses and diversion of management's attention. Failure to establish adequate controls, or any subsequent failure of those controls, could negatively impact our public disclosures concerning our business, financial condition, or results of operations.

Moreover, management's assessment of internal controls over financial reporting may reveal weaknesses and deficiencies requiring attention, or other matters that may raise investor concerns. Any actual or perceived weaknesses or deficiencies in our internal controls over financial reporting, disclosure of management's assessment of these controls, or our public accounting firm's attestation to or report on management's assessment could adversely affect the price of our Common Shares.

The smart earbud, gestural input, brain-computer interface and non-tactile input industries are competitive, and we may be unable to compete with companies with greater financial or technical resources than us, which could negatively affect our operations.

The sectors encompassing smart earbuds, gestural input, brain-computer interfaces, and non-tactile inputs are characterized by rapid technological advancements and fierce competition. Our potential success is contingent upon several factors, including access to patents and other technology protections, the ability to effectively commercialize technological innovations, the availability of capital, access to market channels, and obtaining necessary approvals for testing, manufacturing, and commercialization.

We will encounter competition from major global technology firms, some of which may be integrating state-of-the-art biotechnology, signal analysis, sensor development, and computing logic into their products and services. These firms may also seek to exploit the unique patented technology we are developing. Furthermore, competition arises from academic institutions, government agencies, and private research organizations, competing with us in research and development, product development, and market and brand establishment. Additionally, these entities vie for highly skilled scientific personnel, consultants, and investment capital.

The successful development of Naqi's products is highly speculative and dependent on numerous factors, many of which are beyond our control. The Company, recently formed to develop these products, has yet to commence revenue-generating operations. Our business hinges on the successful development and implementation of such products and prototypes. This underscores the speculative nature of our endeavors, subject to numerous risks and uncertainties.

Key aspects crucial to our success include establishing brand recognition and customer loyalty, effectively developing and deploying new products and services, competing in existing and emerging markets, managing administrative overhead costs, navigating economic conditions, developing our partner ecosystem, validating our technology with co-innovation partners, managing business growth, and expanding into adjacent markets.

There is no guarantee of success in addressing these risks and uncertainties or generating significant revenues or profits. Investment in our Common Shares is speculative, with no assurance of any return on investment. Investors face substantial risks, including the possibility of losing their entire investment.

New products and services may subject us to additional risks. A failure to successfully manage these risks may have a material adverse effect on our business.

Periodically, we may engage in the development and launch of new products and services. Such endeavors entail significant risks and uncertainties, particularly when entering markets that are not fully matured. The development and marketing of new products and services often requires substantial investments of time and resources. Initial timelines for product introduction and development may not be met, and targets for pricing and profitability may prove unattainable. Moreover, external factors, including regulatory compliance, competitive alternatives, and evolving market preferences, can influence the successful implementation of new offerings.

Failure to effectively manage these risks associated with the development and implementation of new products or services could materially impact our business, financial condition, and results of operations.

If we are unable to develop a partner ecosystem, sales, marketing and distribution channels or to enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue.

Presently, we lack any internal sales, marketing, or distribution capabilities. Upon introducing products or services to the market, we must establish sales, marketing, and distribution channels for their commercialization. This process may entail substantial expenses and time commitments. Alternatively, we may opt to engage in collaborations with third parties to perform these functions.

Should we choose to directly market our products, significant financial and managerial resources will be required to cultivate a specialized marketing and sales force, equipped with technical expertise, along with supporting distribution, administration, and compliance capabilities. Alternatively, if we rely on third-party collaborations or co-promotion agreements, we must establish and sustain marketing and distribution partnerships, with no guarantee of securing favorable terms or agreements.

In engaging third-party marketing or distribution collaborators, any revenue received, whether directly or indirectly, hinges upon the efforts and profitability of these parties. There exists uncertainty regarding their ability to establish adequate sales and distribution capabilities or achieve market acceptance for our products.

Failure to successfully commercialize products, whether independently or through third-party collaborations, could have a materially adverse impact on our business, financial condition, and results of operations.

We may face significant competition in Canada and in other markets like United States, Europe and Asia where we may decide to operate in the future.

We anticipate encountering significant competition in Canada and potentially in other markets where we choose to introduce Naqi's products, including but not limited to the United States, Europe, and Asia. This competition may extend to other products and services that we have yet to identify or develop. Many of our competitors may possess considerably greater financial, technical, and operational resources, such as larger research and development teams and established marketing departments. Furthermore, ongoing mergers and acquisitions within our industry could further consolidate resources among our competitors.

Our revenue could fluctuate from period to period, which could have an adverse material impact on our business.

Our revenue may experience fluctuations from period to period in the future, influenced by various factors, many of which are beyond our control. These factors include events such as changes in state and federal government regulations, international government laws and regulations, or the enforcement thereof. Additionally, general economic and political conditions, both domestically and internationally, as well as occurrences like natural disasters, risks associated with unforeseen events such as new pandemics or foreign conflicts that disrupt global supply chains and trade, may contribute to revenue volatility.

Due to these factors and others detailed elsewhere in this Offering Circular, the results of operations for any given quarterly or annual period may materially differ from those of previous or subsequent periods. Therefore, these results should not be relied upon as indicators of our future performance.

If we are unable to effectively protect our intellectual property and trade secrets, it may impair our ability to compete.

Our ability to achieve success is contingent, in part, upon securing and maintaining meaningful intellectual property (IP) protection for our assets. Challenges to the names and/or logos of our brands may arise from holders of trademarks who contest our trademark applications or file opposition notices against them. Similarly, disputes may arise concerning the ownership and use of domains or URLs owned and utilized by us.

We rely on patents, trademarks, copyrights, and trade secrets to safeguard our IP. However, there is a risk that these rights may be challenged by others, necessitating enforcement actions. Despite our efforts to protect trade secrets, inadvertent or deliberate disclosure by employees, consultants, contractors or advisors, or independent development by competitors, could compromise their confidentiality. Furthermore, courts outside the United States may offer less robust protection for trade secrets.

Infringement of our IP rights could result in significant litigation costs. Failure to adequately protect trade secrets could lead to competitors offering similar products, eroding our competitive advantage and reducing revenues. Existing IP laws provide limited protection, particularly in some foreign jurisdictions. Consequently, we may be unable to prevent unauthorized third-party use of our IP.

Enforcing claims against third-party infringement could be resource-intensive and unpredictable in outcome, potentially diverting resources and adversely affecting our operating results.

Customer complaints regarding our products and services could hurt our business.

Periodically, we may receive customer complaints regarding the quality of products and services acquired from or licensed by us. In the future, we may also receive correspondence from dissatisfied customers seeking reimbursement, with some individuals threatening legal action if reimbursement is not provided. Moreover, we face the potential risk of product liability lawsuits from customers alleging injury due to perceived defects in our products or services and seeking substantial damages.

As participants in the product supply or distribution chain, we bear the risk of being held legally accountable for such issues. Furthermore, these claims may not fall within the coverage of our insurance policies. Litigation arising from such claims could prove costly, divert management attention, increase business expenses, or otherwise have a material adverse impact on our business, financial condition, and results of operations.

Any negative publicity stemming from customer dissatisfaction with our products, services, or websites could tarnish our reputation and diminish the value of our brand name. Such repercussions could have a material adverse effect on our business, financial condition, and results of operations.

Computer, website and/or information system breakdowns, as well as cyber security attacks, could affect our business.

Computer, website, and/or information system failures, along with cyber security breaches, have the potential to disrupt our ability to execute our business strategies. These disruptions may result in diminished revenue and/or reputational harm, which could significantly impact on our financial performance and the investments of our shareholders.

We will depend on third-party providers for a reliable Internet infrastructure as well as other aspects of our technology and applications and the failure of these third parties, or the Internet in general, for any reason would significantly impair our ability to conduct our business.

We intend to outsource certain aspects of our online presence, server requirements, technology development, and data management to third-party providers. These providers will host the physical servers, ensuring power and security in multiple data centers across various geographic locations. However, the uninterrupted operation of these servers is contingent upon consistent access to the Internet.

Our business is vulnerable to disruptions that may arise from various factors, including natural disasters, the financial insolvency of third-party providers, or malicious electronic intrusions into the data centers. Moreover, we may face "denial-of-service" attacks, where unidentified individuals overwhelm our computer servers with data requests, leading to performance degradation. Identifying and neutralizing these attacks may pose challenges.

The failure of a third-party facility, interference with our Internet access due to general Internet equipment failure, or malicious cyber-attacks could significantly damage our business. Specifically, our Naqi Cloud environment could be materially adversely affected, impacting our business operations and financial results.

We may be involved in legal and regulatory proceedings.

From time to time, we may become involved in legal and regulatory proceedings, which may involve governmental agencies, business entities, customers, or other matters arising in the ordinary course of business. We will assess our potential exposure to these proceedings and establish reserves for estimated liabilities in accordance with generally accepted accounting principles.

However, evaluating and predicting the outcomes of these proceedings entails significant uncertainties. Unforeseen developments in legal matters or changes in management's assessments or predictions, leading to adjustments in established reserves, could negatively affect our financial results.

The liability of our directors and officers and others is limited under certain circumstances.

We may choose to provide indemnification to directors, officers, and other individuals to the fullest extent allowed by law. Additionally, we may seek to eliminate or limit the personal liability of directors, officers, and others to us and our shareholders for monetary damages arising from certain breaches of fiduciary duty to the extent permitted by applicable law.

Such indemnification may extend to liabilities arising in connection with this Offering. However, it's important to note that indemnification for liabilities under the Securities Act may not be enforceable. We've been advised that the Securities and Exchange Commission (SEC) considers such indemnification contrary to public policy as outlined in the Securities Act.

Despite this, providing such indemnification could potentially have a material adverse effect on us.

Our executive officers, directors and insider shareholders beneficially own or control a substantial portion of the outstanding Common Shares.

Our executive officers, directors, and insider shareholders collectively hold or control a significant portion of the outstanding Common Shares, which may restrict an investor's ability to influence management decisions or the overall direction of the Company. The Company considers insiders to be its officers, directors, significant employees, and shareholders who own greater than 10% of the Company’s securities.

  Our CEO, Mark Godsy, currently controls 15.1% of the Common Shares, our CFO, Xavier Wenzel, currently controls less than 1% of the Common Shares, our CIO, David Segal, currently controls 9.2% of the Common Shares, our CBO, Sandeep Arya, currently controls less than 1% of the Common Shares, our CTO and director, Gary Roshak currently controls 5.4% of the Common Shares, our director, John Occhipinti currently controls less than 1% of the Common Shares, our director, Sam Sullivan currently controls less than 1% of the Common Shares, and our significant employee, Zavier Alexander currently controls less than 1% of the Common Shares.

Collectively our executive team and board of directors control approximately 31.0% of outstanding Common Shares. This number remains the same when rounded to the nearest tenth if our significant employee, Zavier Alexander’s security holdings are taken into consideration. Please also see "Security Ownership of Management and Certain Securityholders" on page 55. This concentrated ownership structure may deter or impede potential takeover attempts that could otherwise result in investors receiving a premium over the market price for the Common Shares. These insiders may wield considerable influence over the election of directors and the approval of shareholder actions.

Additionally, our executive officers, directors, and insider shareholders may possess the ability to control matters requiring shareholder approval, such as mergers or other business combinations. Please see "The Voting Agreement" under "Shareholder Agreements" below. The Voting Agreement provides Mark Godsy with additional voting control in certain corporate matters. This concentrated control could adversely impact the market price of the Common Shares. Such control may hinder shareholders from realizing a premium for their Common Shares in the event of a merger or other transactions requiring shareholder consent.

These factors may also constrain the price that investors are willing to pay for the Common Shares in the future.

Our success is dependent on part-time executives

The Company relies on the contributions of its CEO, CTO, and CFO, all of whom are not full-time employees and may have other commitments that demand their time and attention. As part-time executives, they may not be available on an ongoing basis to respond to emerging business challenges, regulatory issues, or operational needs, which could adversely impact the Company's ability to execute its business plan and achieve its strategic objectives. Their limited availability may also affect the Company's ability to raise capital, manage financial and operational risks effectively, and respond quickly to market changes. Any reduction in the time and effort that these executives are able to devote to the Company's business could adversely affect the Company's performance, and there can be no assurance that additional resources could be secured to fill any resulting gaps in leadership.

We may have difficulty retaining and acquiring personnel.

The departure of any member of our management team could materially impact our business and operating results. Furthermore, challenges in hiring or increased expenses associated with recruiting new personnel, including executive management, could also have a material adverse effect on our operations.

Expanding the marketing and sales of our impact products and services necessitates the acquisition, retention, and training of additional skilled employees or consultants proficient in understanding, promoting, and selling our offerings. However, the competition for talent in these areas is fierce, and there is no guarantee that we will successfully attract, onboard, integrate, motivate, or retain new personnel, vendors, or subcontractors.

Onboarding new employees and consultants typically entails significant training and a considerable timeframe before they reach peak productivity. Consequently, we may incur substantial costs related to recruiting and retaining talent, including expenses associated with salaries, benefits, and other forms of compensation. There is also a risk of losing newly acquired talent to competitors or other firms before realizing the return on our investment in recruitment and training efforts.

Additionally, as we expand into new jurisdictions, we will need to recruit skilled employees and consultants in those regions to support our operations.

Our directors and officers may have conflicts of interest.

We acknowledge the possibility of encountering conflicts of interest due to the involvement of certain officers and directors in various business activities outside of their roles with our Company. Additionally, our officers and directors may allocate time to pursue these external business interests, provided that such endeavors do not significantly or adversely impede their obligations to the Company.

It is conceivable that the fiduciary duties associated with these outside business interests may conflict with their ability to fully dedicate themselves to our Company's affairs, potentially impacting our operations. These external commitments may demand considerable time and attention from our executive officers and directors.

Our financial statements have been prepared in accordance with IFRS accounting principles.

As a Canadian-incorporated and resident company, our financial statements are prepared in accordance with International Financial Reporting Standards (IFRS), which differ from the accounting principles outlined in U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). IFRS represents a globally recognized framework for financial reporting utilized by numerous companies worldwide, particularly those outside the United States.

Under Regulation A, Canadian issuers are permitted to prepare and submit financial statements in compliance with IFRS rather than U.S. GAAP. It's important to note that investors from the United States who may not be familiar with IFRS could potentially misinterpret certain information presented in our financial statements.

Therefore, we advise readers of our financial statements to acquaint themselves with the provisions of IFRS accounting principles to gain a comprehensive understanding of the variances between these two sets of principles.

Public health epidemics or outbreaks could adversely impact our business.

Our proposed business plan and operations may be adversely affected by potential medical pandemics, such as COVID-19 and its variants, which could lead to various challenges including impacts on employees, disruptions to operations, supply chain delays, manufacturing interruptions, and restrictions on travel and trade. These pandemics pose significant risks to maintaining a skilled workforce and could present major healthcare challenges for our Company.

There is no guarantee that our personnel will be unaffected by these pandemic diseases, and there is a possibility of reduced workforce productivity or increased medical costs and insurance premiums as a result of health risks. Furthermore, we cannot guarantee that our Company will be immune to the adverse consequences that pandemics may bring about in global financial markets, potentially leading to reduced resources, share prices, and financial liquidity, which could severely limit the availability of financing capital in our sector.

Risks Related to Regulations

In certain circumstances, we will be required to seek regulatory approval for our technology if it is intended to be used for medical applications, such as wheelchair control. There is no guarantee we will be successful in procuring all necessary approvals.

The Food and Drug Administration (FDA) oversees the approval of drugs and medical devices. This includes wheelchairs and accessories for wheelchairs that are designed to improve the quality of performance or ease of use of the wheelchair. Naqi will be required to seek FDA approval in order to market the Naqi neural earbud and Framework as an accessory that is designed to improve the usability of the wheelchair, and there is no guarantee that we will be successful in getting these approvals in the near future, or at all.

Our business is and may become subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data use and data protection, content, competition, safety and consumer protection, e-commerce, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our products and business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are and may become subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business and business plan, including privacy, data use, data protection and personal information, biometrics, encryption, rights of publicity, content, integrity, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, data localization and storage, data disclosure, artificial intelligence and machine learning, electronic contracts and other communications, competition, protection of minors, consumer protection, civil rights, accessibility, telecommunications, product liability, e-commerce, taxation, economic or other trade controls including sanctions, anti-corruption and political law compliance, securities law compliance, and online payment services. The introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, consumer protection, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

These U.S. federal, state, and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from jurisdiction to jurisdiction and inconsistently with our current policies and practices. For example, regulatory or legislative actions or litigation affecting the manner in which we display content to our users, moderate content, or obtain consent to various practices could adversely affect user growth and engagement. Such actions could affect the manner in which we provide our services or adversely affect our financial results.

We are also subject to evolving laws and regulations that dictate whether, how, and under what circumstances we can transfer, process and/or receive certain data that may become critical to our operations, including data shared between countries or regions in which we operate or will operate and data shared among our products and services.

These laws and regulations, as well as any associated claims, inquiries, or investigations or any other government actions, have in the past led to, and may in the future lead to, unfavorable outcomes including increased compliance costs, loss of revenue, delays or impediments in the development of new products, negative publicity and reputational harm, increased operating costs, diversion of management time and attention, and remedies that harm our business, including fines or demands or orders that we modify or cease existing business practices.

In addition, compliance with regulatory and legislative privacy requirements require significant operational resources and modifications to our business practices, and any compliance failures may have a material adverse effect on our business, reputation, and financial results.

Risks Related to this Offering and the Common Shares

We may terminate this Offering at any time during the Offering Period and do not have a minimum capitalization.

We reserve the right to terminate this Offering at any juncture, irrespective of the number of Common Shares sold. Should we terminate this Offering prior to the sale of all offered Common Shares, any capital raised up to that point will have been utilized by the Company, and no refunds will be issued to subscribers. Notably, we do not stipulate a minimum capitalization requirement and proceeds from this Offering may be immediately utilized following our acceptance of corresponding subscription agreements.

It's important to note that we lack a track record for self-underwritten Regulation A offerings, thus there is no guarantee that the Maximum Offering or any other amount will be sold in this Offering. Consequently, there is a possibility that we may not raise sufficient capital solely from this Offering to execute our business plan, potentially resulting in increased operating losses unless we secure the necessary capital from alternative sources. Additionally, there is no assurance that alternative capital, if required, would be accessible on terms deemed acceptable to us or available at all.

The Common Shares are being offered on a "best efforts" basis and we may not raise sufficient capital to satisfy our working capital needs.

As the offering of the Common Shares is conducted on a "best efforts" basis, there is no guarantee that we will sell a sufficient number of Common Shares to fulfill our working capital requirements. Investors purchasing Common Shares do so without assurance that we will raise adequate funds to fully utilize the proceeds outlined in this Offering Circular or to meet our working capital needs.

It is uncertain when the Common Shares will be listed on an exchange for trading, if ever.

At present, no application is being prepared for the Common Shares to trade on a public market. Consequently, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period, if at all. Lack of listing or quotation may pose challenges in selling or trading the Common Shares. It cannot be assured that a liquid market for the Common Shares will emerge, and if it does, its sustainability is uncertain. Investors may find it difficult to sell the Common Shares easily or at prices comparable to similar investments in a developed secondary market. The illiquidity may significantly impact the market value of the Common Shares, potentially resulting in losses for investors.

Though we have not previously been subject to continuous and timely disclosure requirements under Canadian securities laws or other regulations, we are collaborating with legal, accounting, and financial advisors to identify necessary adjustments to our financial management control systems to accommodate obligations as a public company listed on a securities exchange or quoted on an alternative trading system. These adaptations encompass corporate governance, controls, disclosure procedures, and financial reporting and accounting systems. We have implemented, and will continue to implement, changes in these and other areas, including enhancements to our internal controls over financial reporting. However, we cannot guarantee that these measures will fully enable us to meet our obligations as a public company on a timely basis. Furthermore, compliance with reporting and other requirements applicable to public companies may incur additional costs and demand management's attention. The extent of such costs, their timing, and their impact on our business are unpredictable.

If the Common Shares become subject to the penny stock rules, it would become more difficult to trade the Common Shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain and retain a listing or quotation of the Common Shares and if the price of the Common Shares is less than $5.00, the Common Shares will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Common Shares, and therefore stockholders may have difficulty selling the Common Shares.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause the price of our Common Shares to decline.

We will exercise significant discretion in allocating the net proceeds of this Offering. Our intention is to deploy these funds to support our business strategy, which encompasses various initiatives such as technology development, marketing, business expansion, working capital needs, general corporate purposes including recruitment of additional personnel, and covering expenses related to this Offering. Consequently, investors will need to rely on management's judgment, given the limited information available regarding our specific plans for utilizing the remaining net proceeds.

It is possible that we may allocate the net proceeds to purposes that do not generate a substantial return, or any return at all, for our shareholders. Furthermore, until the funds are utilized, we may invest the net proceeds in a manner that does not yield income or may result in a loss of value.

We do not intend to pay dividends on the Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Common Shares.

We have not declared or distributed any cash dividends on our Common Shares to date and do not have any plans to do so in the foreseeable future. Our current intention is to utilize future earnings for the advancement, operations, and growth of our business, and we do not foresee any declaration or distribution of cash dividends in the near future. Consequently, the success of investing in our Common Shares will rely on potential future increases in their value. It is important to note that there is no assurance of appreciation in the value of the Common Shares or maintenance of their purchase price.

Terms of subsequent financings, if any, may adversely impact investors' investments.

In the future, we may find it necessary to pursue equity or debt financings. Potential dilution resulting from future equity issuances could diminish the rights and value of each investor's holdings in the Common Shares. Additionally, interest payments on debt securities could escalate costs and potentially impair operating results. Should we require additional equity capital through the issuance of additional stock, institutional or other investors may negotiate terms that are at least as favorable, if not more so, than the terms of existing investors' investments.

We determined the offering price for the Common Shares being sold in this Offering.

The offering price of the Common Shares in this Offering has been determined arbitrarily by the Company. There is no correlation between the offering price and our assets, book value, net worth, or any other established economic criteria of value. Instead, the price of the Common Shares has been established through internal deliberations, taking into consideration factors such as prevailing market conditions, the Company's projected future prospects, and its capital structure. It should be noted that the offering price may not accurately reflect the true value of the Common Shares or the price that may be achieved upon their disposition.

If an investor purchases Common Shares in this Offering, the investor will incur immediate and substantial dilution in the book value of the Common Shares.

Each investor will suffer immediate and substantial dilution in the net tangible book value of the Common Shares the investor purchases in this Offering. Assuming an offering price of $2.61 per Common Share and that all 5,747,126 Common Shares are sold for estimated net proceeds of $13,725,000 (after deducting estimated offering expenses and fees), investors purchasing Common Shares in this Offering will experience dilution to approximately $2.32 per Common Share in net tangible book value of the Common Shares. In addition, assuming the Maximum Offering amount is sold in this Offering, investors purchasing Common Shares will contribute over 58.3% of the total amount shareholders have invested in the Company since inception and will own approximately 10.6% of the Common Shares outstanding.

Shareholders may experience further dilution in the event of subsequent offerings of the Company’s Common Shares Non-Voting Common Shares or other equity, debt or hybrid securities convertible or exchangeable into equity securities of the Company.

The Company’s authorized share capital permits it to issue an unlimited number of Voting Common Shares and an unlimited number of Non-Voting Common Shares. Since the Company’s authorized capital is unlimited, there is no maximum number of shares that may be issued by the Company and accordingly there is no limit on the dilution investors may experience as a result of any such issuances. The future issuance of Common Shares may result in substantial dilution in the percentage of our Common Shares held by our then existing shareholders. This increase in the number of shares outstanding could result from an equity  offering (such as an initial public offering, another crowdfunding round, private placement, a venture capital round, or an angel investment), employees exercising stock options, or by the conversion or exchange of other securities (e.g. convertible bonds, units, subscription receipts, preferred shares or warrants) into Common Shares or other equity securities of the Company.

The issuance of Common Shares for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company). Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

All of the Company’s shareholders are required to execute an adoption agreement whereby they agree to be bound by the terms of the Voting Agreement.

All investors are required to sign an adoption agreement to the Voting Agreement and will become bound by and subject to the terms of the Voting Agreement. The Voting Agreement imposes contractual limitations on the voting rights of holders of Common Shares by requiring holders of Common Shares to vote their Common Shares in the manner set forth in the Voting Agreement.

Under the Voting Agreement, shareholders must vote their Common Shares in favor of the election of up to seven director nominees designated by the Company’s Chief Executive Officer, Mr. Godsy, for as long as Mr. Godsy is Providing Services to the Company. Accordingly, the right of investors to direct their vote on the election of directors of the Company is limited and Mr. Godsy may influence the composition of the board of directors in a manner that exceeds his relative economic interest in the Company.

Under the Voting Agreement, shareholders must vote their Common Shares to approve any corporate action which has been (1) approved by the Board and (2) approved in writing by the holders of at least 66-2/3% of the Common Shares (in the case of a “special resolution”) or the holders of at least a majority of the Common Shares (in the case of an “ordinary resolution” or a “unanimous resolutions”). Additionally, the Voting Agreement provides, subject to customary exceptions, that shareholders must vote their Common Shares in favor of, and take such other further actions as may be required to consummate, a sale of the Company or other deemed liquidation event which has been (1) approved by the board of directors and (2) approved by the holders of at least two-thirds of the outstanding Common Shares. Since Mr. Godsy has the right to nominate up to seven directors and insiders hold a significant number of Common Shares, such insiders may be able to dictate the outcome of significant corporate actions, including a sale of the company, without material input from other shareholders.

If a shareholder fails to vote their Common Shares as described above, the Chief Executive Officer of the Company may vote such shareholder’s Common Shares as described above pursuant to the irrevocable proxy and power of attorney provided by each shareholder under the Voting Agreement. Please see “The Voting Agreement” on page 60. Even though as of February 26, 2025, Mark Godsy controls 15.1% of the Company’s securities, he is able to exercise significant influence that exceeds his economic interest over all matters requiring shareholder approval pursuant to the Voting Agreement as enumerated above.  This concentration of decision-making power in the hands of our Chief Executive Officer could significantly impact the day to day running of our company and how significant decisions are resolved such as a sale or dissolution of the company, among others. This concentrated ability to influence corporate matters will limit your individual ability to influence corporate matters and may result in corporate action with which you and/or other shareholders do not agree. This concentration of control could discourage others from pursuing any potential merger, takeover or other change of control transactions. This level of influence could also discourage the acquisition of our Common Shares by additional potential investors.

DILUTION

As at the date of this Offering Circular, there are 47,412,425 Common Shares and 904,974 Non-Voting Common Shares issued and outstanding, for a total 48,317,399 Common Share Equivalents issued and outstanding. The price of the Common Shares under this Offering is higher than the average per share value of the Common Shares previously issued. Accordingly, investors who purchase Common Shares in this Offering will incur immediate dilution in the pro forma value of their Common Shares. This means that investors that purchase Common Shares will pay a price per share that exceeds the average per share value of the Company's previously issued Common Shares.

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their "sweat equity" into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees or investors from prior financings, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders assuming that the shares are sold at $2.61 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company's insiders than just including such transactions for the last 12 months, which is what the SEC requires.

The following table presents the approximate effective cash price paid for all shares and shares issuable by the Company upon the exercise of outstanding Stock Options and Warrants as of December 31, 2024.

Class of Securities	Date Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price Per Share
Common Shares	2021	35,479,821		35,479,821	$0.00
Common Shares (1)	2021	8,481,092		8,481,092	$0.25
Stock Options (Equity Incentive)(2)	2021-2022		3,150,000	3,150,000	$1.60
Common Shares(3)	2023	728,579		728,579	$1.60
Warrants (4)	2023		728,579	728,579	$2.40
Common Shares (5)	2022-2024	2,101,819		2,101,819	$2.00
Common Shares (6)	2024	62,400		62,400	$2.00
Common Shares (7)	2024	941,743		941,743	$2.12
Common Shares (8)	2024	521,946		521,946	$2.12
Warrants (9)	2024		500,000	500,000	$2.00
Warrants (10)	2024		9,991	9,991	$2.12
Stock Options (Equity Incentive)(11)	2023		600,000	600,000	$2.00
Stock Options (Equity Incentive)(12)	2024		1,230,000	1,230,000	$2.12

Total Common Share Equivalents		48,317,400	6,218,570	54,535,970

Investors in this Offering
Common Shares (13)	2024-2025	5,747,126	0	5,747,126	$2.61

Total after inclusion of this Offering(13)		54,064,526	6,218,570	60,283,096	$0.48

(1) Accredited investor private placement.

(2) Incentive stock options issued to employees and consultants.

(3) Common Shares issued from the conversion of Convertible Notes.

(4) Warrants issued to Convertible Note holders issued at a 20% premium to the price per share of the Regulation A financing.

(5) Common Shares issued to investors through crowdfunding Regulation A financing from 2022-2023.

(6) Common Shares issued to accredited investors following Regulation A financing close.

(7) Common Shares issued to accredited investors in private financing through DBA Advisors.

(8) Common Shares issued to accredited investors in private financing, including DBA Advisors. (9) Warrants issued to DBA Advisors as part of the accredited investor raise.

(10) Warrants issued to DBA Advisors as part of the accredited investor raise.

(11) Incentive stock options issued to DBA Advisors.

(12) Incentive stock options issued to employees, consultants and advisors.

(13) Assumes a fully subscribed Offering, excluding any Bonus Shares or shares issued to StartEngine Primary with respect to this Offering.

The following table illustrates the dilution that new investors will experience upon investment in the Company relative to existing holders of Naqi securities. Because this calculation is based on the net tangible assets of the Company, Naqi is calculating based on its net tangible book value of $0.02 as of June 30, 2024, as included in its financial statements as adjusted for recent capital raises.

The offering costs assumed in the following table includes commissions to StartEngine Primary LLC as well as legal fees, accounting fees, registration fees and other fees incurred for this Offering (see "Offering Costs" below).

The table presents four scenarios for the convenience of the reader: a 100% fully subscribed raise (the "Maximum Offering"), a 75% partially subscribed raise, a 50% partially subscribed raise, and a 25% partially subscribed raise from this Offering.

Funding Level	100% of Raise	75% of Raise	50% of Raise	25% of Raise
Capital Raised	$15,000,000	$11,250,000	$7,500,000	$3,750,000
Offering Price Per Share	$2.61	$2.61	$2.61	$2.61
Less: Offering Costs (1)	$1,275,000	$956,250	$637,500	$318,750
Net Offering Proceeds	$13,725,000	$10,293,750	$6,862,500	$3,431,250
Shares Issued (2)	5,747,126	4,310,345	2,873,563	1,436,782
Shares Issued and Outstanding as of Dec 31, 2024	48,317,399	48,317,399	48,317,399	48,317,399

Total Post-Financing Shares Issued and Outstanding	54,064,525	52,627,744	51,190,962	49,754,181

Proforma Net Tangible Book Value per Common Share before Offering	$0.019	$0.019	$0.019	$0.019
Increase per Common Share attributable to investors in this Offering	$0.275	$0.212	$0.145	$0.075
Pro forma Net Tangible Book Value per Common Share after the Offering	$0.294	$0.231	$0.164	$0.093
Dilution to investors after the Offering ($)	$2.32	$2.38	$2.45	$2.52
Dilution to investors after the Offering (%)	88.73%	91.16%	93.72%	96.42%

(1) Estimated fees for Start Engine commissions, legal, accounting, EDGARization, additional filings, payment processing and other expenses.

(2) Excludes any Bonus Shares to be issued in the Offering. See "Plan of Distribution" for more information on Bonus Shares.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor's stake in a company could be diluted due to the company issuing additional shares. In other words, when a company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a "down round," meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

• In June 2022 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

• In December 2022 the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

• In June 2023 the company has run into serious problems, and in order to stay afloat it raises $1 million at a valuation of only $2 million (the "down round"). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a "discount" to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a "price cap" on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a "down round" the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it's important to realize how the value of those shares can decrease by actions taken by the company. Dilution can cause drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION & SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 5,747,126 Commons Shares, plus up to 1,149,425 additional Common Shares to be issued as Bonus Shares to investors based upon an investor's investment level, whether an investor is entitled to the StartEngine Venture Club Bonus, and whether the investors is a prior Company investor, or pre-registers under the testing the waters campaign as described in this Offering Circular. Investor receiving the Bonus Shares will effectively receive a discount to our share price. The maximum offering amount is $15,000,000.

The Company has engaged StartEngine Primary LLC ("StartEngine Primary"), a broker-dealer registered with the Commission and a member of FINRA, to provide operational processing, compliance, and administration of the Company's best efforts offering. This role differs from that of a traditional underwriter in that the Broker does not purchase any securities from the Company with a view to sell such for the Company as part of the distribution of the security. Persons who desire information about the offering may find it at www.startengine.com. A link to the Company's Offering Circular will be provided to prospective investors 24 hours per day, 7 days per week on the startengine.com website. The offering is not available to investors in Canada.

Commissions, Discounts, Expenses and Fees

The following table shows the total maximum discounts, commissions, and fees payable to StartEngine Primary LLC (the "Broker") and its affiliates, as well as certain other fees in connection with this Offering by the Company.

StartEngine processing fee paid by investors to StartEngine (1)	$525,000
StartEngine commission paid by the company to StartEngine (2)	$525,000
Shares issues to StartEngine (approximate value) (3)	$300,000
StartEngine out of pocket expenses paid by the Company (4)	$15,000

(1) Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors' subscription. The Offering is being conducted on a best-efforts basis without any minimum target, provided that an investor purchases shares in the amount of the minimum investment, $522 (200 shares).  The 3.5% processing fee will not be refunded in any event.

(2) StartEngine Primary will receive commissions paid by the Company of 3.5% of the offering proceeds.

(3) StartEngine Primary will be issued the number of Common Shares equal to 2% of the gross proceeds raised in this offering (excluding Bonus Shares), rounded to the nearest whole share. Assuming the Company raises the maximum amount in this Offering, it would issue 114,942 Common Shares to StartEngine Primary valued at $300,000.

(4) The Company has also paid $15,000 to StartEngine Primary for out of pocket accountable expenses prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the Company's offering. Any portion of this amount not expended and accounted for will be returned to the Company.

Assuming the full amount of the offering is raised, the Company estimates that the total value of the commissions, discounts, expense and fees of the offering payable or owed by the Company and the investors to StartEngine Primary will be approximately $545,000 plus possible miscellaneous expenses. No fees or commissions will be paid with respect to the issuance of Bonus Shares in this Offering.

The Company will pay a cash commission of 3.5% to StartEngine Primary on sales of the Shares, and the Company will issue StartEngine Primary a number of Common Shares equal to 2% of the Common Shares sold through StartEngine Primary (excluding Bonus Shares). The company has also paid a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the Company. FINRA fees will be paid by the Company. This does not include processing fees paid directly to StartEngine Primary by investors. StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities.

StartEngine Primary will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), StartEngine Primary will not accept a securities commission in options, warrants or convertibles which violates 5110(g) including but not limited to (a) is exercisable or convertible more than five years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer's expense; (c) has a demand registration right with a duration of more than five years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

• design, build, and create the Company's campaign page,

• provide the Company with a dedicated account manager and marketing consulting services,

• provide a standard purchase agreement to execute between the Company and investors, which may be used at Company's option, and

• coordinate money transfers to the Company.

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for the Company's securities, equivalent to $.09 per share.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. ("StartEngine Crowdfunding"), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the "Online Platform") to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the Company will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Credit Card Services Agreement.

Escrow Agent

We have entered into an Escrow Services Agreement with Bryn Mawr Trust Company of Delaware LLC (the "Escrow Agent"), which can be found in Exhibit 7 to the Offering Statement of which this Offering Circular is a part. Investor funds will be held by the Escrow Agent pending closing(s) or termination of the Offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this Offering. We may terminate the Offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter, placement agent or sales agent of this Offering and will not solicit any investments, recommend our securities, distribute this Offering Circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of the Escrow Agent's technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this Offering. All inquiries regarding this offering or escrow should be made directly to us.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See "Risk Factors - This offering is being conducted on a "best efforts" basis and does not require a minimum amount to be raised."

Investors' Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase whole shares. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a "Closing." The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Shares. The Company may close on investments on a "rolling" basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The Company estimates that processing fees for credit card subscriptions will be approximately 4% of total funds invested per transaction, although credit card processing fees may fluctuate. The Company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The Company estimates that a significant portion of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in "Use of Proceeds to Company." Upon closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto. Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an "accredited investor" as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor's principal residence).

Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned. In the event that the Company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the Company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 75% of the deposit hold will be released to the Company. The remaining 25% will be held for the final 120 days of the deposit hold.

Perks and Bonus Shares

Additional Bonus Shares

Certain investors in this Offering are eligible to receive Bonus Shares in addition to the Common Shares subscribed for as part of the Offering, effectively discounting the price per share so offered. Those investors will receive, as part of their investment, additional shares for their shares purchased, Bonus Shares, equal to up to 20% (see "Aggregated Bonus Shares" below) of the Common Shares they purchase, depending upon whether they are a StartEngine Venture Club Bonus program member, or meet other prerequisites, or meet the volume-based entitlements to Bonus Shares described below. In order to receive volume-based entitlements from an investment, investors must submit a single subscription as part of this Offering to meet the minimum volume entitlement requirements. Bonus Shares based on volume entitlements will not be issued if an investor submits multiple subscriptions for Common Shares under this Offering that, when combined, meet the volume entitlement. All entitlements occur when the Offering is completed.

Loyalty Bonus

If you have previously invested in Naqi Logix or you were registered in our Regulation A financing as qualified July 26, 2022, but were not able to complete your investment, you are eligible for a 5% additional Common Shares as Bonus Shares if you participate in this Offering.

Reservation Bonus

Reservation holders in the Company's "testing the waters" page hosted on the StartEngine Crowdfunding platform will receive 5% additional Common Shares as Bonus Shares (the "Reservation Bonus Shares"). In order to be eligible for the Reservation Bonus Shares an investor must indicate their interest in the Company's offering by making a non-binding "reservation" on the Company's testing the waters page hosted by StartEngine Crowdfunding. There is no minimum "reservation" amount required to be eligible for the Reservation Bonus and there is no obligation to purchase securities in the offering if a "reservation" is made. Any investor making a non-binding "reservation" will be eligible for the Reservation Bonus Shares for the total number of Common Shares they subscribe for as part of the Offering whether more or less than the shares "reserved" are in fact subscribed for.

StartEngine Venture Club Bonus Shares

Investors who are members of the StartEngine Venture Club Bonus program, who invest in this Offering are entitled to receive an additional 10% of our Common Shares (the "StartEngine Venture Club Bonus Shares"). For example, anyone who is a member of the StartEngine Venture Club Bonus program will receive 110 Common Shares for every 100 Common Shares they purchase in the Offering. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. The general public can become members of the StartEngine Venture Club Bonus program on StartEngine's website for $275 per year. Membership will auto renew every year. A member of the program can cancel their renewal at any time. Once the individual cancels, their membership will expire on the next anniversary of their membership. With the StartEngine Venture Club Bonus, the investor will earn 10% bonus shares on all investments they make in participating campaigns on StartEngine. StartEngine Crowdfunding, Inc. will determine whether an investor qualifies as a StartEngine Venture Club member.

Volume Based Bonus Shares

Investors who invest at least $1,000 will receive the following:

• 2% Bonus Shares

Investors who invest at least $2,000 will receive the following:

• 5% Bonus Shares

Investors who invest at least $3,000 will receive the following:

• 10% Bonus Shares

Investors who invest at least $5,000 will receive the following:

• 15% Bonus Shares

Investors who invest at least $10,000 will receive the following:

• 20% Bonus Shares

Investors who invest at least $50,000 will receive the following:

• 20% Bonus Shares and a private virtual meeting with Naqi inventor, David Segal, our founder and CIO.

Investors who invest at least $100,000 will receive the following:

• 20% Bonus Shares and an exclusive in person meeting with Naqi inventor and CIO, David Segal, with a live product demonstration. Flights/transportation and accommodations will be included.1

Investors who invest at least $250,000 will receive the following:

• 20% Bonus Shares and spend a day with Naqi's inventor, David Segal, and CEO with hands-on experience of the Naqi earbud at Harrisburg University's Gaming Lab. Flights/transportation and accommodations will be included.1

** in order to receive perks from an investment, investors must submit a single subscription under this Offering that meets the minimum entitlement requirement. The amount invested does not include amounts paid directly to StartEngine as part of the 3.5% processing fee. Bonus Shares from entitlements will not be granted if an investor submits multiple subscriptions that, when combined, meet the entitlement requirement. All entitlements occur when the offering is completed. Crowdfunding investments made through a self-directed IRA cannot receive perks due to tax laws. The Internal Revenue Service (IRS) prohibits self-dealing transactions in which the investor receives an immediate, personal financial gain on investments owned by their retirement account. As a result, an investor must refuse those perks because they would be receiving a benefit from their IRA account.

1. Travel expenses such as flights to and from the destination, as well as accommodation for the visit will be provided to the investor by Naqi Logix.

Aggregated Bonus Shares

The Loyalty Bonus Shares, Reservation Bonus Shares, StartEngine Venture Club Bonus, and Volume Based Bonus Shares may be stacked up to a cumulative maximum of 20% in Bonus Shares. Therefore, any investor that satisfies the requirements for any Bonus Shares, will receive the maximum aggregate amount of (a) Venture Club Bonus Shares if they are part of the StartEngine Venture Club Bonus program, (b) Loyalty Bonus shares if they are prior owners and (c) Reservation Bonus shares if they are reservation holders and (d) Volume-Based Bonus Shares for which they qualify, up to a maximum bonus of 20%. For purposes of clarity and by way of example, if a StartEngine Venture Club subscriber who is a previous investor decides to invest the minimum amount of $522 (not including the StartEngine processing fee), they will qualify for both the 10% StartEngine Venture Club bonus and the Loyalty Bonus (5%) for a total 15% bonus. If that same investor also chose to reserve their position during the testing the waters campaign, they would also receive an additional 5% Reservation Bonus, bringing their total bonus up to 20% (which is the maximum available bonus). If that same investor invested $2,000 (not including the StartEngine processing fee) rather than $522, they would also qualify for a Volume Based Bonus (which provides for a 5% bonus). In that case, their cumulative bonus would be 10% for the StartEngine Venture Club Bonus, 5% for the Loyalty Bonus, 5% for the Reservation Bonus and 5% for the Volume Based Bonus, for a total bonus of 25%. However, given the maximum bonus is 20%, they would not be able to claim the additional 5% bonus and would remain at the 20% bonus level. Investors receiving the 20% bonus will pay an effective price of approximately $2.175 per share before the StartEngine processing fee. The StartEngine processing fee will be assessed on the Common Shares at a price of $2.61 per share. The processing fee shall not be applied to the Bonus Shares.

TAX CONSEQUENCES FOR RECIPIENTS (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME WITH RESPECT TO REWARDS AND BONUS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

THE COMPANY RESERVES THE RIGHT TO DISCONTINUE ANY OF THE PERKS FOR REGULATORY PURPOSES.

Generally speaking, Rule 3a4-1 under the Exchange Act, provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with a company that participate in an offering of the Company's securities. None of our officers or directors are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. None of our officers or directors will be compensated in connection with their participation in this Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. None of our officers or directors are, or have been within the past 12 months, a broker or dealer, and none of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of this Offering, our officers and directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our officers and directors will not participate in selling an offering of securities for any company more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii) except that for securities issued pursuant to Rule 415 under the Securities Act, the 12 months shall begin with the last sale of any security included within one Rule 415 registration.

USE OF PROCEEDS TO COMPANY

If the Maximum Offering is sold, the maximum gross proceeds from the sale of our Common Shares will be $15,000,000. The Company estimates that if it sells the maximum amount of $15,000,000 from the sale of the Common Shares, our net proceeds (after deducting fees and commissions and estimated offering expenses) will be approximately $13,725,000. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ. We will use these net proceeds for prototyping and manufacturing costs; research and development; sales and marketing, branding; general and administrative costs; legal and compliance; and general working capital. As of the date of this Offering Circular, $0.00 has been raised under this Offering.

To account for a varying potential use of funds from the low to high ends of this range, the following table represents management's best estimate of the uses of net proceeds. We provide a summary of the net amount of proceeds net of offering expenses at the maximum raise amount, as well as at the 25%, 50%, 75%, 100% intervals. The planned use of the net proceeds to us at each of these intervals will then be detailed by category, with each category described in detail afterward.

Use of Proceeds by Interval of Funds Raised

All figures provided in this table are estimates and are subject to change based on adjustments to our business plan.

	100% Raise	75% Raise	50% Raise	25% Raise
Offering Proceeds (1)	$15,000,000	$11,250,000	$7,500,000	$3,750,000
Offering Expenses - Platform (2)	$525,000	$393,750	$262,500	$131,250
Offering Expenses - Administrative (3)	$750,000	$562,500	$375,000	$187,500
Total Proceeds Available for Use	$13,725,000	$10,293,750	$6,862,500	$3,431,250

Prototyping and Manufacturing Costs	$2,333,250	$1,749,938	$1,166,625	$583,313
Research & development	$4,117,500	$3,088,125	$2,058,750	$1,029,375
Sales and Marketing, Branding	$1,784,250	$1,338,188	$892,125	$446,063
Legal and Compliance	$686,250	$514,688	$343,125	$171,563
General & Administrative Costs	$686,250	$514,688	$343,125	$171,563
General Working Capital	$4,117,500	$3,088,125	$2,058,750	$1,029,375
Total Expenditures	$13,725,000	$10,293,750	$6,862,500	$3,431,250

(1) Does not include the transaction processing fee of 3.5% due to StartEngine Primary, see "Plan of Distribution".

(2) Fee due to StartEngine Primary for the use of their services.

(3) Administrative and offering fees for legal, accounting and filing expenses, etc.

Prototyping and Manufacturing Costs: These funds will be used to produce quantities of Naqi Earbud prototypes for co-innovation relationships with partners and finished products for general distribution or sale.

Research and Development: Ongoing costs for applied research and development for Naqi Earbud in multiple iterations and development of the Naqi Framework.

Sales and Marketing, Branding: Funds for development of sales and marketing material including website, commercial partner ecosystem infrastructure for OEMs, and to build reseller relationships.

Legal and Compliance: We anticipate our legal and compliance costs to increase, as the Company works with counsel on additional patent filings and maintaining our existing trademarks and patents.

General and Administrative Costs: Included in general and administrative costs would be consulting, wages and salaries and other general office expenses.

General Working Capital: We anticipate our operating or "burn" expenses for the next twelve months to include consulting, wages and salaries, research and development and legal and other professional fees, which we estimate will amount to approximately $350,000 per month in aggregate.

Disclaimers Regarding Use of Funds

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors. Our management will have broad discretion in the application of the net proceeds we receive from this Offering, and investors will be relying on the judgment of our management regarding the application and ultimate use of the net proceeds.

The Company reserves the right to alter the use of proceeds in this Offering without notice, except in circumstances in which such notice is required by law.

Although our business does not presently generate any cash, we believe that if we raise the maximum amount in this Offering, that we will have sufficient capital to finance our operations for at least the next twelve months. However, if we do not sell the maximum number of shares offered in this Offering, or if our operating, technology development, and/or marketing and business development costs are higher than expected, then we will need to obtain additional financing prior to that time. Further, we expect that during or after such twelve-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this Offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, interest bearing instruments and United States government securities and including investments in related parties. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments.

DESCRIPTION OF BUSINESS

Overview of the Company

The Company was established on August 4, 2020, under the jurisdiction of the Province of British Columbia in Canada and has its head office in Vancouver BC, Canada.

Naqi Logix is a neural technology company focused on developing a non-invasive human-machine interface platform that offers powerful new command and control capabilities as a wearable. Naqi Logix's solution can be delivered via smart neural earbuds similar in form to the billions of earbuds being used by consumers today. Unlike brain or body implants, the Naqi earbud is external as it resides in the user's ear. No implant or invasive procedures are required to use the Naqi technology - you simply place it in your ear like a traditional earbud when you wish to use it. It can be activated or deactivated, worn or not, depending upon the user's preference. The vast majority of use cases we envision would not require any regulatory approval. In certain circumstances where the device might be used for a medical or assistive application, certain regulatory approvals may be required.

While there are very real and specific applications for neural brain or body implants, our goal is to connect humans to a digital realm with a simple, user-friendly wearable that anyone could use and benefit from. When using our wearable, the platform captures the intended actions by the user and translates those intentions into functional digital actions to help control the digital world around them.

By removing the need for physical interaction (using your hands), our technology can provide access to computers and other digital devices. We use precise head tracking and AI-powered recognition of facial micro gestures, such as eyebrow raises, eye blinks, and jaw clenches, to deliver a new human-machine interface for users who are unable to use their hands for traditional interaction with digital devices (such as those with accessibility challenges) or for anyone who could benefit from a "third hand" when performing certain tasks where both hands are otherwise occupied. By creating a more inclusive and accessible world for everyone, NAQI has the potential to make a positive impact on humanity without the implications that come with invasive procedures.

Naqi's Platform Technology Suite

Naqi is a neural technology company that has created a hardware-enabled software platform that provides a hands-free, voice-free, and screen-free human-machine interface within wearable devices. Our platform consists of a non-invasive neural wearable currently embodied in an earbud, paired with our "Naqi Hub" application and our patented powerful "Invisible User Interface" (IUI).

The Naqi Neural Earbud

Naqi Logix has leveraged the audio earbud platform as the initial form factor for our human-machine interface. Naqi's earbud leverages a variety of sensor technology to capture signals ranging from EEG (electroencephalographic), EMG (electromyographic), and ECG (electrocardiographic). It employs microelectromechanical systems (MEMS) to track precise head movement paired with the detection of EMG signals that are created from facial movements and gestures. When paired with our software, the user can exert control over a variety of digital environments using the signals captured by the earbud.

The Naqi Invisible User Interface

Naqi's Invisible User Interface (IUI) revolutionizes navigation by enabling users to control a command menu system without using their hands, voice, or vision. Imagine an invisible Rubik's Cube floating before you, where each small cube functions like an icon in a traditional interface. These cubes can trigger any action, whether running a command, executing a function, playing a sound, or integrating with an API on your connected device.

This intuitive IUI is always within reach, activating only when Naqi Earbuds detect a specific 'primer'-a unique gesture that separates intentional input from accidental movements. A primer could be anything from a slight jaw clench, detected through electromyography (EMG) signals, to a subtle gesture captured by the Naqi Earbuds' IMU sensors. Once activated, you seamlessly enter the IUI at a designated point within the Rubik's Cube-like structure.

From there, navigating is effortless-just move your face to explore the cube and execute commands by tilting your head left, gently flexing your jaw, or allowing the system to time out on a selected cube. Naqi Earbuds provide clear, detailed audio feedback, guiding you through the interface. Naqi's Invisible User Interface adapts to your needs, offering a unique way to control digital devices around you.

The Naqi Hub

Naqi Hub is the software component powering the Naqi platform. It runs on Windows, MacOS, and mobile platforms to process commands and manage connected devices. It seamlessly connects to the Naqi Neural Earbud via Bluetooth, capturing head movements and facial gestures for effortless control. Naqi Hub also syncs with Naqi Cloud, storing user settings, preferences, and IUI content. Acting as the command center for a hands-free, voice-free mouse and keyboard experience, Naqi Hub is the ultimate interface for easily controlling your digital world.

Use Cases

Naqi's platform has been successfully demonstrated to control PCs, Macs, mobile phones, and a multitude of devices such as wheelchairs and IOT devices like smart home devices and industrial machines. The Naqi Logix solution lends itself to be integrated to a wide variety of wearable devices (such as AR/VR headsets). Additionally, the software platform allows anyone to develop specific applications to interface with the hardware allowing for the control of countless other digital devices.

Research and Development

Our current focus lies in the ongoing development of both the hardware and software components of the platform while targeting various commercial applications within the next 9 to18 months. Our present focus can be delineated into three key areas:

(1) Research and Development: We specialize in developing the Naqi Platform, which consists of Naqi neural earbuds, the Naqi Hub, and the Naqi IUI. This groundbreaking technology empowers users to seamlessly interact with connected devices without the need for direct physical contact, voice commands, or visual cues. Given the complex nature of signals being employed and captured, Naqi has prioritized work around machine learning and artificial intelligence. The data and its use are critical considerations when attempting to separate the 'noise' from the intended signals, such that the user and platform can provide accurate commands and outcomes. Naqi's algorithm development is focused on scalable micro gesture detection, accuracy, and the ability to capture and continuously learn from a wide range of user data. By providing a system and method that understands and learns the signals from an individual, Naqi's platform can distinguish between normal activities, such as talking or chewing, and those intended to act as actionable signals. Ultimately, this allows detecting gestures and the corresponding response customized for each user. Additionally, Naqi continues to iterate hardware design and engineering, along with continued improvements to the Hub and IUI.

(2) Integration Opportunities: The Naqi Platform allows for a potentially limitless number of applications and integrations with the digital world around us. Naqi's Application Programming Interface (API) is also a development priority, as it facilitates seamless integration for 3rd parties to integrate their digital devices with Naqi-enabled hardware and Naqi's Invisible UI. This will enable digital device manufacturers to integrate into the Naqi ecosystem. We do not expect to build software to accommodate every opportunity, but rather, we are focused on building a robust platform that allows almost anyone to develop a software application connecting the Naqi wearable to a specific digital device using the Naqi API. While Naqi creates foundational integrations for personal computers, mobile phones, accessibility devices, and certain IoT devices, we expect many partners will build connectivity to devices that deliver hands-free, voice-free, and sometimes screen-free interactions.

(3) Commercialization: We are committed to bringing the Naqi Platform to market and ensuring widespread accessibility and adoption. To facilitate a pathway towards commercialization, we are working with (and will be working with) a cross-section of product partners and developers/testers to deliver an intuitive and user-friendly platform.

The Marketplace

The market and use cases for a device that allows users to employ a "3rd hand" or invisible control over digital devices are extremely large. We are not only creating intuitive and accessible solutions for quadriplegics and those with accessibility challenges to control devices but also building additional methods of controlling digital devices for able-bodied users. We see Naqi's human-machine interface emerging as a pivotal change in the digital device ecosystem and believe Naqi can impact all these markets:

• Assistive Technologies Market: It was worth $48 billion in 2022 and is growing by roughly 6.5% annually, with an expectation that it will hit $87 billion in 2030. (1)

• Wearable Technologies Market: In 2023, it was valued at $128 billion, and it's expected to grow even faster than assistive tech to $316 billion by 2030.(2)

• AR/VR Market: It was worth $42 billion in 2023 and is growing by roughly 34% annually, with an expectation that it will hit $452 billion in 2030.(3)

• Gaming & E-Sports Market: Valued at $246 billion in 2023 and expected to reach $682 billion with 14% annual growth.(4)

(1) https://finance.yahoo.com/news/disabled-elderly-assistive-technology-market-151300911.html

(2) https://finance.yahoo.com/news/wearable-technology-market-size-hit-115000645.html

(3) https://www.acumenresearchandconsulting.com/augmented-reality-and-virtual-reality-market

(4) https://finance.yahoo.com/news/global-gaming-market-size-share-123400100.html

Business Development

The Company has focused its initial strategic relationships on partners that will augment the technological progress within our platform and explore use cases we believe are relevant for the markets we are engaged in. The first engagement is with Canada's "Innovation Solutions Canada" (ISC), which is designed to support innovative Canadian companies that have technologies which may benefit Canadians and the Canadian Government. This is a highly sought-after program as the funding to support these activities is non-dilutive. Naqi was amongst some 500 applicants and was chosen from a shortlist of 25 companies. The Government of Canada is very interested in finding breakthrough accessibility solutions for employees and citizens, as well as innovative technology solutions for military and government functions. Naqi provided an initial production run of units to this body for additional research and development purposes.

Apart from our relationship with the Canadian Government, we are in the process of ongoing collaborations with Black and Veatch and Permobil. Black and Veatch is a Kansas-based engineering firm valued at approximately $30 billion with around $5 billion in annual revenue. Black and Veatch's initial interest lies in accessibility applications, virtual reality, and productivity enhancements. They also see significant potential in applying the Naqi solution in a multitude of civil engineering applications, including challenging environments like nuclear and wastewater management. Permobil, founded in 1967, is a world-leading innovator and designer of mobility solutions for those with accessibility impairments. Headquartered in Sweden and having offices in more than 15 countries, Permobil is regarded as perhaps the most premium powered wheelchair company in the world. Novel mobility control is a core focus of Naqi and Permobil.

Awards

Over the last year, the Company has made an effort to begin showcasing the Naqi platform in various technology conferences to gauge interest from both consumers and potential business partners. As a result, Naqi has the Company has received the following accolades and industry awards:

• TIME's "The 200 Best Inventions of 2023"

• 2024 Edison Gold Award

• 2024 CES Innovation Honoree

• 2024 CES Picks™ Award

• 2024 USA TODAY/Reviewed™ AccessABILITY Award

• 2024 Fast Company's annual list of "World-Changing Ideas"

• 2024 Twice VIP Award

Competition

The smart earbud, gestural input, brain-computer interface, and non-tactile input industries are characterized by rapid technological developments and a high degree of competition. Access to patents and other protection for technology and products, the ability to commercialize technological developments, access to necessary capital, access to market channels, and the ability to obtain necessary approvals for testing, manufacturing, and commercialization will impact our potential success.

We will be competing with the largest technology firms in the world that may be applying novel biotechnology, signal analysis, sensor development, and computing logic to their products and services.  These companies, as well as academic institutions, government agencies, and private research organizations, also compete with us in research and development, product development, and market and brand development. Additionally, these companies and entities all compete for highly qualified scientific personnel and consultants, as well as capital from investors.

Key competitors in the consumer neural interface market can include companies that are non-invasive as well as those that have invasive implants targeting brain-machine interfaces. Non-invasive companies such as Wisear, WisprAI and AAVAA are non-invasive in their approach. Other companies that have invasive implants targeting medical applications would include Neuralink, Synchron among others.

Wisear

Founded in 2019 in Paris, France, Wisear is a deep-tech startup and developer of neural interface-powered products for mobile devices as well as augmented and virtual reality (AR/VR) users.  Wisear allows users to map up to six electromyography signals to corresponding commands and functions used to control the connected device. Their neural interface is currently implemented within the form factor of smart earbuds, with plans to release over-the-ear headphones in 2025.

Wispr.ai

Wispr.ai is a neurotechnology company founded in 2020. Their mission is to develop a next-generation human-computer interface, using wearable neural interfaces, that allow users to interact with technology directly using neural signals. The goal of Wispr.ai is to create a natural way to communicate with and control devices without the need for physical input like typing or speaking.

AAVAA

Founded in 2019 in Montréal, Canada, AAVAA is a startup company that utilizes brain-computer interface, artificial intelligence, and acoustic technologies to allow users to focus their audio enhancement devices on the sounds they want to hear by paying attention to them. Their audio processing software simultaneously enhances those attended sounds and suppresses background noise. The platform can be implemented in different form factors, such as in-ear earbuds, headphones, and AR/VR sets.

Neuralink

Founded in 2016 in San Francisco by Elon Musk, Neuralink is a neurotechnology company developing implantable brain-machine interfaces. It uses a robotic "sewing machine-like" device to implant very thin conductive threads into the brain and demonstrates a system that reads information from a lab rat via 1,500 electrodes. In April 2021, Neuralink demonstrated a monkey playing the game "Pong" using the Neuralink implant. Neuralink is valued at over $5B USD. In Q1 2024, Neuralink implanted its device into their first human recipient, demonstrating the ability to play games like chess and "Civilization" in a hands-free and voice-free manner. Neuralink is going down an FDA pathway as a medical device.

For a description of risks related to competition, see "Risk Factors - Risks Related to our Business and Industry."

Product Development Partners

Currently, we have a broad network of partners helping us to develop our hardware and software infrastructure. This includes partners based in India which provide hardware, firmware and software design services related to the internal printed circuit board of the Naqi Earbud. They also provide industrial design, mechanical design and vendor management for the physical design of the Naqi earbud, including EEG and EMG sensor technology consultation and sensor fabrication services.

We have also partnered with North American companies which provide software design services for the Naqi platform, API/SDK and digital audio, wireless communications and IoT technology consultation services. Additionally, we have engaged contract manufactures in North America to develop hardware prototypes for use by our co-development partners.

Our business is not substantially dependent on contracts with any of the product development partners referenced above.

Intellectual Property

Underpinning our technology development is a comprehensive intellectual property with 27 issued patents and growing, covering numerous innovations found in the Naqi platform. Our team has strategically planned a multi-year IP roadmap that will continue to drive innovation at Naqi and expand our patent portfolio. We believe our patent portfolio provides us with a strong competitive advantage and helps support our enterprise value.

The following is a summary of patents held in connection with the Naqi Earbud technologies.

PATENT FAMILY: APPARATUS, METHODS AND SYSTEMS FOR USING IMAGINED DIRECTIONS, ACTIONS, FUNCTIONS OR EXECUTIONS

COUNTRY	FILING DATE	SERIAL NUMBER	ISSUE DATE	PATENT NUMBER	STATUS
United States	1/22/2018	15/877,206	4/30/2019	10,275,027	Issued
India	1/22/2018	201917029654	5/8/2023	431187	Issued
Europe	1/22/2018	18741177.2	8/30/2023	EP3570740	Issued
Hong Kong	1/22/2018	62020007447.9	2/19/2021	HK40007483	Issued
United States	3/18/2019	16/356,701	3/31/2020	10,606,354	Issued
Hong Kong	10/9/2019	19130623.2	2/19/2021	40007483	Issued
United States	3/30/2020	16/834,085	12/15/2020	10,866,639	Issued
Hong Kong	5/13/2020	62020007448	11/24/2023	HK40017860	Issued
United States	12/8/2020	17/114,737	5/17/2022	11,334,158	Issued
United States	5/16/2022	17/663,519	10/3/2023	11,775,068	Issued
United States	9/8/2023	18/243,700	N/A	N/A	Allowed

PATENT FAMILY: EARBUD SENSOR ASSEMBLY

COUNTRY	FILING DATE	SERIAL NUMBER	ISSUE DATE	PATENT NUMBER	STATUS
United States	3/16/2023	18/178,968	6/11/2024	12,008,163	Issued

PATENT FAMILY: SYSTEM AND METHODS FOR USING IMAGINED DIRECTIONS TO DEFINE AN ACTION, FUNCTION OR EXECUTION FOR NON-TACTILE DEVICES

COUNTRY	FILING DATE	SERIAL NUMBER	ISSUE DATE	PATENT NUMBER	STATUS
United States	6/4/2014	14,295,733	8/2/2016	9,405,366	Issued
Europe	10/1/2014	18210066.9	8/5/2020	3467625	Issued
Europe	10/1/2014	14187255.6	12/5/2018	2857935	Issued
Israel	10/1/2014	234924	3/1/2018	234924	Issued
Germany	10/1/2014	14187255.6	12/5/2018	2857935	Issued
France	10/1/2014	14187255.6	12/5/2018	2857935	Issued
United Kingdom	10/1/2014	14187255.6	12/5/2018	2857935	Issued
United States	6/20/2016	15/186,910	11/13/2018	10,126,816	Issued
United States	9/26/2018	16/142,279	10/20/2020	10,809,803	Issued
United States	10/19/2020	17/073,717	2/22/2022	11,256,330	Issued
United States	2/18/2022	17/675,232	5/28/2024	US11995234B2	Issued
Hong Kong	10/1/2014	19130623.2	2/19/2021	HK40007483	Issued
France	10/1/2014	18210066.9	8/5/2020	3467625	Issued
Germany	10/1/2014	602014068798.9	8/5/2020	3467625	Issued
United Kingdom	10/1/2014	18210066.9	8/5/2020	3467625	Issued

We have filed trademarks for the following marks, symbols and logos:

• "NAQI": Canada (#2104471 5/4/2021), USA (#97107612, 11/3/2021 Priority 5/4/2021), World Intellectual Property Organization ("WIPO") trademark to be filed;

• "NAQI LOGIX": Canada (#2104470 5/4/2021), USA (#97107620, 11/3/2021 Priority 5/4/201) , WIPO (Madrid System) includes countries Australia, Brazil, China, EU, India, Japan, Korea, Malaysia, Norway, Russia, Singapore, Switzerland, UK;

• "COMMAND YOUR WORLD": Canada (2104472, 5/4/2021), USA (#97107626, 11/3/2021 Priority 5/4/2021), WIPO trademark to be filed; and

• "Naqi Logo": (Canada #2104469, 5/4/2021), USA (#97107636, 11/3/2021 Priority 5/4/2021), WIPO trademark to be filed.

Employees / Consultants

Our direct personnel consists of three full-time employees, and twelve part-time consultants. The Company also indirectly employs 19 additional consultants as part of our research and development team.

Additional Regulations

The mass-produced Naqi Earbud product will be subject to certifications needed for consumer electronics and may need other certifications required to sell in specific global markets. The product is planned to comply with Federal Communications Commission ("FCC"), conformité européenne (French for "European Conformity") ("CE"), Waste Electrical and Electronic Equipment Directive (the "WEEE Directive") and the Restriction of Hazardous Substances Directive (the "RoHS Directive") certifications, as well as other certifications where necessary.

FCC

FCC certification is a type of product certification for electronic and electrical goods that are manufactured or sold in the United States. It certifies that the radio frequency emitted from a product is within limits approved by the FCC.

CE

Many products require CE marking before they can be sold in the European Union (the "EU"). CE marking indicates that a product has been assessed by the manufacturer and deemed to meet EU safety, health and environmental protection requirements. It is required for products manufactured anywhere in the world that are then marketed in the EU.

WEEE Directive

The WEEE Directive is the European Community Directive 2012/19/EU on waste electrical and electronic equipment which, together with the RoHS Directive 2011/65/EU, became European Law in February 2003. The WEEE Directive set collection, recycling and recovery targets for all types of electrical goods, with a minimum rate of four kilograms (nine pounds) per head of population per annum recovered for recycling by 2009. The RoHS Directive set restrictions upon European manufacturers as to the material content of new electronic equipment placed on the market.

RoHS Directive

The RoHS Directive, also known as Directive 2002/95/EC, originated in the EU and restricts the use of specific hazardous materials found in electrical and electronic products. All applicable products in the EU market after July 1, 2006 must pass RoHS compliance.

Legal Proceedings

There are currently no legal proceedings against the Company.

DESCRIPTION OF PROPERTY

We do not own any facilities and do not expect to own any facilities in the immediate future. Our mailing address is 1055 West Hastings St. Suite 1400 Vancouver BC, V6E 2E9, Canada, and all of the Company's personnel operate virtually from remote locations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please "See Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 1-K, filed pursuant to Regulation A, for the fiscal annual year ended June 30, 2024, which the Company filed with the SEC on October 30, 2024 and which is incorporated by reference herein.

Plan of Operations

Naqi's products or services are not yet commercially launched; hence, it has not received any revenue from operations to date. The Company has prepared its plan of operation for the next 12 months and identified that its budget requirement is approximately $350,000 per month. Naqi believes it will begin to generate revenue beginning in its 2026 fiscal year.

With this proposed Offering, Naqi expects to raise between $3.75 million (which reflects raising 25% of the $15 million raise) and $15 million (which reflects 100% of fully subscribed raise). The Company expects that the proceeds from the offering will satisfy its cash requirements, and the Company does not expect that it will be required to raise any additional funding within the next six months to implement its plan of operations.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets out the Company's executive officers, significant personnel and directors as of the date of this Offering Circular:

Name	Position	Age	Term in Office	Approximate Hours per Week for Part Time Employees
Executive Officers:
Mark Godsy	Chief Executive Officer	69	Since inception	20
Xavier Wenzel	Chief Financial Officer	55	Jul-23	20
David Segal	Chief Innovation Officer	48	Apr-21	n/a
Sandeep Arya	Chief Business Officer	46	Jun-24	n/a
Gary Roshak	Chief Technology Officer	64	Jan-25	n/a
Significant Employees:
Zavier Alexander	Director of Product Management	38	Oct-21	n/a
Directors:
Gary Roshak	Director	64	Oct-21	n/a
John Occhipinti	Director	58	Oct-21	n/a
Sam Sullivan	Director	65	Mar-22	n/a
Mark Godsy	Director	69	Aug-20	n/a

With the exception of David Segal and Sandeep Arya all of the above-listed Officers and Directors are serving the Company under consulting agreements.

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth above and in our discussion below in "Interest of Management and Others in Certain Transactions," none of our directors, executive officers, person nominated or chosen by the Company to become a director or executive officer or significant employees have been involved in any transactions with us or any of our directors, executive officers, person nominated or chosen by the Company to become a director or executive officer or significant employees, affiliates or associates that are required to be disclosed pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC").

Business Experience

Mark Godsy, Chief Executive Officer, Director

Mark Godsy is a non-practicing lawyer who practiced law for approximately four years in Vancouver, B.C., before becoming a serial entrepreneur approximately thirty years ago. Using his unique ability to build multi-disciplinary teams and navigate new concepts that can be both financed and commercialized, he has founded and helped build many companies over his career.

Mr. Godsy was the co-founder of ID Biomedical and Angiotech Pharmaceutical, two of the most successful biotech companies ever started in Canada, each of which grew to well over $1-billion dollars in value. ID Biomedical became the 5th largest vaccine company in the World (the largest in Canada), and Angiotech developed the first coated stent that has gone on to save tens of millions of lives around the world.

He also served as CEO and Chairman of Exro Technologies, a company that has developed material improvements in electric motor efficiency and performance. Exro is now doing the same for batteries, extending the second life of EV batteries as energy storage systems.

Mr. Godsy was also involved in data innovation as co-founder and founding Chairman of Mojio, which created the world's leading connected-car platform. He was also Chairman of Code Zero, a cloud-native developers' platform that accelerates development productivity by ten-fold.

Mr. Godsy is also a co-founder, Chairman, and current CEO of Shackelford Pharma, where he and an international team of experts are working with Dr. Alan Shackelford, a pioneer in medical cannabis, to develop regulatory-approved pharma-grade endocannabinoid treatments to treat numerous diseases affecting millions of people.

Mr. Godsy has a B.A. from University of British Columbia and a law degree from McGill University. He is a member of the Law Society of British Columbia and serves on McGill's Faculty of Law advisory board.

Xavier Wenzel, Chief Financial Officer

Xavier Wenzel began his career in public practice in 1996. As a principal at Fehr & Associates, a registered accounting practice, and a member of The Chartered Professional Accountants of British Columbia, Mr. Wenzel has considerable audit and tax expertise, as well as extensive experience with financial and regulatory reporting for public companies under IFRS and US GAAP. Mr. Wenzel has provided consulting services as an advisor on complex technical accounting issues. Mr. Wenzel has spent several years providing senior level accounting services for publicly traded companies and currently holds the CFO position at Naqi Logix.

Mr. Wenzel is originally from Mexico and fluent in both Spanish and English. He attended the Mexican Autonomous Institute of Technology and completed his Chartered Public Accountancy designation in Canada.

Sandeep Arya, Chief Business Officer

Sandeep Arya brings over 20 years of experience in the tech industry, having held senior positions at other prominent companies where he spearheaded numerous successful initiatives. His expertise spans various domains, including business strategy, market expansion, and stakeholder engagement. Mr. Arya is renowned for his ability to launch disruptive go-to-market strategies and foster high-value strategic partnerships across diverse global markets. Prior to joining Naqi, Mr. Arya served as Senior Director, Head of Mobile Strategic Planning and Partnerships at Samsung Electronics. In this role, he significantly enhanced revenue streams and developed global partnerships.

Mr. Arya holds an MBA from IMD, Switzerland, an M.Eng. from the NUS, Singapore, and a B.Tech. from IIT, Madras. He holds 7 US patents and is a certified Six Sigma Green Belt, underscoring his dedication to innovation and quality. As a Chief Business Officer at Naqi, Mr. Arya oversees all business operations, including strategic planning, business development, and partnership initiatives. He works closely with the executive team to identify new opportunities for growth and innovation, ensuring that Naqi remains at the forefront of the industry. Mr. Arya is passionate about driving transformative growth and making advanced, accessible tech solutions a reality for everyone.

David Segal, Chief Innovation Officer

Dave Segal, a seasoned veteran with more than ten years of specialized knowledge in Brain-Computer Interfaces (BCIs), presents an impressive portfolio of 26 patents spanning regions such as the United States, European Union, Israel, Hong Kong, and India. His patents are dedicated to advancing the hardware and system components of neural interfaces, facilitating seamless, hands-free, voice-free, and screen-free command, control, and navigation of computers and connected devices.

Driven by a passion for assisting wounded veterans and individuals with severe spinal cord injuries, Mr. Segal founded Naqi Logix Inc.  His vision culminated in Naqi Logix being acknowledged as one of TIME's "Top Inventions of 2023," selected as an Innovation Honoree at the 2024 Consumer Electronics Show (CES) and receiving the 2024 AccessABILITY Award from USA TODAY-Reviewed™. Additionally, the company's groundbreaking work has earned a Gold Medal at the 2024 Edison Awards within their "Social & Cultural Impact" category.

Mr. Segal collaborates closely with an international team at Naqi Logix and holds a distinguished role within the corporate faculty of Harrisburg University of Science & Technology. Based at the University's Center for Innovation & Entrepreneurship (CIE), he leverages this position to continue innovating wearable and emerging neural interface technologies.

As a recognized authority in this field, Mr. Segal has delivered numerous speeches including 2022 TEDx St. George, and as a Keynote Speaker at the 2016 IEEE 2nd International Conference on Applied and Theoretical Computing and Communication Technology in Bengaluru, India.

Gary Roshak, Chief Technology Officer, Director

Gary Roshak is a wireless industry pioneer and global executive with 30+ years of experience in mobile communications and digital media. He is Founder and Managing Partner at Synthesis Works, a wireless innovation accelerator, focused on finding new use cases and repurposing of wireless spectrum assets, and currently serves as President and cofounder of portfolio company Synthesis Cloud Inc. He has led the development of the company's satellite bCDN and Broadcast Internet platform services and next generation consumer media gateway.

Mr. Roshak was lead independent Board director for Mojio; a global connected car platform company; previously he was Vice President, Mobile Advertisers and Publishers, for Yahoo! Inc., with global responsibility for mobile advertising and publishing strategy, products and business; and led global project teams for AirTouch to compete for international wireless licenses and create local joint ventures throughout Europe and Asia. Earlier in his career, Mr. Roshak held management roles in several leading consulting organizations, including Arthur Young &Co., PRTM and REALOGIC. Mr. Roshak is a Phi Kappa Phi graduate of the Rochester Institute of Technology.

Zavier Alexander, Director of Product Management

Zavier Alexander is an accomplished product design leader with over 12 years of deep experience in the biosensor and wearable space. While leading product design at NeuroSky, Inc. he worked with global multi-disciplinary teams to design, develop and ship some of the first EEG headsets and applications available to the consumer market. He established novel best practices for biosensor product design and software, cultivating a nascent ecosystem of developers into a platform of 100+ third-party apps and products.

Throughout his career, Mr. Alexander collaborated with industry leaders such as Softbank, Mattel, Asus, Toshiba, Stanford University, and Hyundai, to integrate promising biosensors (EEG, ECG, BPI, PPG, etc) into pioneering products that connect with people and elevate our relationship with technology. He holds a BFA in Industrial Design from Academy of Art University. Mr. Alexander lives in Portland, Oregon.

Sam Sullivan, Director

Sam Sullivan has been elected twice as Member of the Legislative Assembly of British Columbia for the riding of Vancouver False Creek. He served as Minister of Communities, Sport, and Cultural Development with responsibility for Translink. Prior to that, Mr. Sullivan served as Mayor of Vancouver from 2005-2008. He served as a Vancouver City Councillor from 1993 to 2002. He is a Member of the Order of Canada, Founder of Global Civic Policy Society, and Founder of Sam Sullivan Disability Foundation.

The Sam Sullivan Disability Foundation was founded by Mr. Sullivan to improve the quality of life for people with significant disabilities. To date, it has raised $20 million and served 10,000 people with disabilities throughout Canada and beyond. It consists of six nonprofit organizations: the Disabled Sailing Association, Tetra Society, ConnecTra Society, Vancouver Adapted Music Society, BC Mobility Opportunity Society, and the Disabled Independent Gardeners Association. Mr. Sullivan has made significant contributions to the disabled community in making outdoor activities more accessible. Through his work with the Disabled Sailing Association, the Martin 16 Sailboat was created with 150 in use around the world. He also co-invented the TrailRider with engineer Paul Cermak to help disabled people access the wilderness. Disabled people have used it to go to the top of Mount Kilimanjaro and the base camp of Mount Everest. Mr. Sullivan is a Business Administration graduate of Simon Fraser University.

John Occhipinti, Director

John Occhipinti is the Founder of Wheelhouse Partners. Mr. Occhipinti is a second-generation venture capitalist who grew up in Silicon Valley. Prior to Wheelhouse, he was a Partner at Relay Ventures, an early-stage venture fund exclusively focused on mobile software. Before Relay, Mr. Occhipinti was Managing Director at the Woodside Fund, an early-stage technology fund founded in 1983. Mr. Occhipinti has over 20 years of experience in venture and enterprise software technology, marketing, and sales.

Mr. Occhipinti serves as the Chairman for the Early Stage Venture Capital Alliance (ESVCA), a federation of 160 early stage Venture Partners that meet and share best practices and discuss industry challenges. Before his investment career, Mr. Occhipinti was an early executive at Netscape Communications. Mr. Occhipinti's team built the company's first $50 million in revenue, helping launch Netscape through its IPO. Mr. Occhipinti holds an M.B.A. from the Walter Haas School of Business at the University of California at Berkeley and a B.A. in Legal Studies from the University of California at Berkeley. He is based in Menlo Park, California.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors, executive officers or significant employees have, during the past ten years:

• been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

• had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

• been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

• been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

• been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

• been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the period from July 1, 2023, to June 30, 2024, the Company paid or accrued the following cumulative consulting fees and share based compensation to their executive officers:

Name	Capacities in which compensation is received	Cash Compensation $ for the year ended June 30, 2024	Other Compensation $ for the year ended June 30, 2024	Total Compensation $ for the year ended June 30, 2024
Mark Godsy	Chief Executive Officer	$120,000	$1,309	$121,309
Gary Roshak	Director	$97,224	$0	$97,224
Xavier Wenzel	Chief Financial Officer	$97,224	$0	$97,224

Director and Executive Officer Compensation

We have four directors. We currently do not pay our directors any cash compensation for their services as directors.

On April 12, 2021, Mark Godsy entered into a consulting agreement through his wholly-owned consulting company, 0711626 B.C. Ltd. for the provision of approximately 2.5 days per week of services as Chief Executive Officer, for a monthly fee of $10,000.

On May 18, 2023, the Company entered into an agreement with Fehr & Associates (the "Fehr Agreement") effective May 23, 2023, pursuant to which Fehr & Associates assumed responsibility of the Company's accounting department services, which includes ongoing technical accounting support and day to day administration and bookkeeping. The Fehr Agreement stipulated that, Xavier Wenzel, Principal at Fehr & Associates, would be available to assume the role of CFO of the Company should the Company wish him to assume such role. Effective July 3, 2023, Mr. Wenzel was appointed by the board as the Company's CFO. Compensation under the agreement is CAD$11,000 per month.

On September 18, 2023, the Company entered into a consulting agreement with Gary Roshak, a director of the Company, for services at a rate of $315 per hour to a maximum of $10,000 per month.

On June 17, 2024, the Company entered into an employment agreement with Sandeep Arya to provide services as Chief Business Officer of the Company at an annual salary of $295,000.

A stock incentive program for our directors, executive officers, employees and key consultants has been established. Details of stock option grants of the Company are described in note 9 of our audited financial statements for the year-ended June 30, 2024, under Item 7 of the Annual Report.

During the year ended June 30, 2024 Mark Godsy received compensation of $120,000.

During the year ended June 30, 2024 David Segal received compensation of $90,000.

During the year ended June 30, 2024 Gary Roshak received compensation of $93,750.

During the year ended June 30, 2024 Xavier Wenzel received compensation of $97,224.

During the year ended June 30, 2024 Sandeep Arya received compensation of $12,292.

During the year ended June 30, 2024 Sinan Tumer, former COO, received compensation of $49,000.

Personnel Agreements, Arrangements or Plans

Except as otherwise disclosed in this Offering Circular, as of the date of this Offering Circular, the Company has not entered into any plan or arrangement with any of its directors or executive officers concerning compensation to be made in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of the Common Shares as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of December 31, 2024, there were 48,317,399 (see "Other Security Transactions" below) Common Shares issued and outstanding. As of the date of this Offering Circular, there are 48,317,399 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all the Common Shares shown as beneficially owned by them.

Title of Class	Name and address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Amount and nature of beneficial ownership acquirable	Percent of Class (2)	Percent of Class (3)

Common Shares	Mark Godsy, Chief Executive Officer, Director (1)	7,199,401	100,000 (4)	15.1%	13.5%
Common Shares	All directors and executive officers (5)	13,739,334 (6)	1,500,000 (7)	31.0%	27.4%

(1) 0711626 BC Ltd. is a company controlled by Mark Godsy. The business address of 0711626 BC Ltd. is 5401 Greentree Road, West Vancouver, BC, V7W 1N3, Canada.

(2) Based on 48,317,399 Common Shares outstanding as of the date of this Offering Circular.

(3) Based on 54,064,525 Common Shares outstanding following a fully subscribed raise (not including Bonus Shares).

(4) Options issued to Mark Godsy which have vested but have not been exercised as of the date of this Offering Circular.

(5) The addresses for the executive officers, directors, and beneficial owners are as follows: David Segal, CIO - 2273 North Point Dr, York PA; Mark Godsy, CEO - 5401 Greentree Road, West Vancouver BC; Xavier Wenzel, CFO, 1400 - 1055 West Hastings St, Vancouver BC; Sandeep Arya, CBO, 411 Via Vera Cruz, Freemont CA; Gary Roshak, CTO and Director - 415 W. Republican St, Seattle WA; John Occhipinti, Director - 100 Emerald Estates Court, Emerald Hills CA; Sam Sullivan, Director, 1604 - 1055 Homer St, Vancouver BC.

(6) This number includes the 7,199,401 Common Shares controlled by Mark Godsy but does not include Zavier Alexander’s holdings as Director of Product Management.

(7) Options issued to Mark Godsy, David Segal, Xavier Wenzel, Sandeep Arya, Gary Roshak, John Occhipinti and Sam Sullivan, which have vested or will vest within the next 60 days of the filing of this Offering Circular, but have not been exercised as of the date of this Offering Circular.

Other Security Transactions

There are no other securities transactions from December 31, 2024 to the date of this filing.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Please "See Item 5. Interest of Management and Others in Certain Transactions" in our annual report on Form 1-K, filed pursuant to Regulation A, for the fiscal annual year ended June 30, 2024, which the Company filed with the SEC on October 30, 2024 and which is incorporated by reference herein.

The Company has not entered into any additional transactions from June 30, 2024 to the date of the filing of this Offering Circular and does not have any currently proposed transactions to which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds the lesser of $120,000 and one percent of the average of the Company's total assets at year end for the last two completed fiscal years, and in which any of the following persons had or is to have a direct or indirect material interest:

(1) Any director or executive officer of the Company,

(2) Any nominee for election as a director,

(3) Any securityholder who beneficially owns more than 10% of any class of the Company's voting securities as such beneficial ownership would be calculated if the Company were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, other than the Company's executive officers and directors,

(4) Any promoter of the Company, or

(5) Any immediate family member of the above persons.

SECURITIES BEING OFFERED

The following is a summary of the rights of our share capital as provided in our Articles of Incorporation and Bylaws. For more detailed information, please see our Articles of Incorporation and Bylaws that have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The following description summarizes the most important terms of the Company's capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company's capital stock, you should refer to the Certificate of Incorporation and Bylaws and to the applicable provisions of the Business Corporations Act (British Columbia).

The Company's authorized capital consists of (i) an unlimited number of Voting Common Shares, without par value; and (ii) an unlimited number of Non-Voting Common Shares, without par value.

As of the date of this Offering Circular, the Company has 47,412,425 Common Shares and 904,974 Non-Voting Common Shares issued and outstanding, totaling 48,317,399 Common Share Equivalents issued and outstanding.

Voting Common Shares

The number of Common Shares subject to this Offering is 6,896,551 consisting of (i) up to 5,747,126 Common Shares that we are offering for sale to investors, at a base price of $2.61 per Common Share, and (ii) up to 1,149,425 Bonus Shares. The minimum purchase per investor is $522 (200 Common Shares).

If all Common Shares are sold, at least 55,213,950 Common Share Equivalents will be outstanding, together with an indeterminate number of Bonus Shares. The aforementioned number of Common Shares expected to be outstanding upon completion of this Offering assumes:

• the sale of 5,747,126 Common Shares, the maximum number offered for sale during the offering period; and

• the issuance of all Bonus Shares.

Rights, Preferences and Restrictions Attaching to The Common Shares

Voting Common Shares

Our Articles provide the following rights, privileges, restrictions and conditions attaching to our Common Shares:

• One vote for each Common Share held at all meetings of shareholders.

• The right to receive notice of and to attend all meeting of shareholders of the Company, except meetings at which only the holders of a specified class of shares (other than the Common Shares) are entitled to attend.

• The right to vote on all matters submitted to a vote or consent of shareholders of the Company, expect matters upon which only the holders of a specified class of shares (other than the Common Shares) are entitled to vote.

• The right to receive dividends, if, as, and when declared by the Board, which the holders of the Common Shares and Non-Voting Common Shares shall participate equally with respect to dividends without preference or priority.

• In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of Common Shares and the Non-Voting Common Shares shall be paid or distributed equally, share for share, to the holders of the Common Shares and the Non-Voting Common Shares.

Non-Voting Common Shares

Our Articles provide the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:

• Except as required under the BCBCA, the holders of Non-Voting Common Shares are not entitled to receive notice or, or at attend or to vote at, any meeting of the shareholders of the Company.

• The right to receive dividends, if, as, and when declared by the Board, which the holders of the Common Shares and Non-Voting Common Shares shall participate equally with respect to dividends without preference or priority.

• In the event of any liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, all of the property and assets of the Company available for distribution to the holders of Common Shares and the Non-Voting Common Shares shall be paid or distributed equally, share for share, to the holders of the Common Shares and the Non-Voting Common Shares

The Articles may be altered by the affirmative vote of the holders of not less than two-thirds of the outstanding Common Shares. With the exception of special resolutions (e.g., resolutions in respect of fundamental changes to the Company, including: change of the Company's name, the sale of all or substantially all of the Company's assets, a merger or other arrangement or an alteration to the Company's authorized capital that is not allowed by resolution of the directors) that require the approval of holders of at least two-thirds of the outstanding shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of our shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The Articles provide that the location of a meeting of shareholders shall be determined by the Board and may be within or outside British Columbia. The Company must hold an annual general meeting of shareholders within 18 months after the date of incorporation and, after that, at least once in each calendar year and not more than 15 months after the last annual reference date. For the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may set in advance a date as the record date for that determination, provided that such date shall not precede by more than 60 days or, if we are a public company, 21 days, and otherwise 10 days, the date on which the meeting is to be held.

Under the BCBCA shareholders holding in the aggregate at least 1/20 of the issued shares of the Company that carry the right to vote at a general meeting of shareholders may requisition a meeting of shareholders. Only shareholders entitled to vote at the meeting, our directors and our auditor are entitled to be present at a meeting of shareholders. The court may, on its own motion or on the application of the Company, a director, or a shareholder entitled to vote at a meeting, order that a meeting of shareholders be called, held and conducted in the manner the court considers appropriate. The court may make such an order if it impracticable for any reason for the Company to call or conduct a meeting of shareholders in the manner required under the BCBCA or the Articles, if the Company fails to hold a meeting of shareholders if accordance with the BCBCA or for any other reason the court considers appropriate.

Pursuant to our Articles, the quorum for the transaction of business at a meeting of our shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting.

Fully Paid and Non-Assessable

Provided that the consideration in respect of the Common Shares has been fully paid, and the Company has received all required corporate and other approvals, as applicable, in respect of the issuance of the Common Shares, all outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and non-assessable.

Resale Restrictions

The Common Shares may be transferred only in accordance with applicable corporate and securities laws. The Common Shares may not be transferred without a resolution of the directors of the Company approving such transfer and such transfer may be refused by the directors, without giving any reason for such refusal.

The securities to be issued in connection with this Offering will be subject to a statutory hold period in Canada in accordance with Section 2.5(2)(3)(ii) of National Instrument 45-102 - Resale of Securities, and will contain the following legend until the end of such period: "Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months, and a day after the later of (i) [insert the distribution date], and (ii) the date the issuer became a reporting issuer in any province or territory."

The Company is not a reporting issuer in Canada.

Investors in this Offering should consult with their own professional advisers with respect to restrictions on the transferability of the securities offered hereunder.

Shareholder Agreements

The Company has three shareholder agreements in place: (i) a shareholder rights agreement (the "Shareholder Rights Agreement"); (ii) a right of first refusal and co-sale agreement (the "Right of First Refusal and Co-Sale Agreement"); (iii)  the Voting Agreement and a (iv) voting trust agreement (the "Voting Trust Agreement") (each, a "Shareholder Agreement" and collectively, the "Shareholder Agreements"), each of which is summarized in greater detail below and attached as an exhibit hereto. Each of the Company's Regulation A shareholders has been required to execute the Voting Agreement. Investors in the current Offering will be required to execute The Voting Agreement. The Voting Agreement will terminate in connection with the closing of a future initial public offering or other going public transaction involving the Common Shares.

The Shareholder Rights Agreement

The Shareholder Rights Agreement provides the Company's shareholders with a number of rights and ensures the Company operates according to best practices. The Shareholder Rights Agreement establishes the right of owners of over 5% of the Company's issued and outstanding shares ("Major Shareholders") to receive financial statements from the Company unless waived. All other shareholders of the Company may receive such financial statements following their delivery of a written request to the Company. The Shareholder Rights Agreement provides that, subject to the terms of the Shareholder Rights Agreement and applicable law, the Company shall first offer any new securities of the Company to each Major Shareholder, and each Major Shareholder shall have the right to participate in such offering of new securities up to the percentage of the Common Shares then held by such Major Shareholder. The Major Shareholders are not required to purchase the additional securities but can do so at their option. The Shareholder Rights Agreement provides for additional standard covenants of the Company including: (i) director and officer insurance; (ii) protection of the Company's IP and confidential information; and (iii) meetings of the Board. Certain other shareholders have the same rights as Major Shareholders under the Shareholder Rights Agreement.

The Right of First Refusal and Co-Sale Agreement

The Right of First Refusal and Co-Sale Agreement regulates the mechanics of sales and transfers of the Common Shares. The right of first refusal provides that where a shareholder proposes to transfer shares of the Company, the Company shall have a right of first refusal to purchase all or any portion of such shares that such shareholder may propose to transfer at the same price and on the same terms and conditions as those offered to the prospective transferee. The Major Shareholders shall have a secondary refusal right to purchase all or any portion of the shares proposed to be transferred but not purchased by the Company pursuant to its right of first refusal. The right of co-sale provides that if any shares to be transferred to a proposed transferee and they are not purchased pursuant to the right of first refusal by the Company (or the secondary refusal right by the Major Shareholders, as applicable), each Major Shareholder may elect to exercise its right of co-sale and participate in the proposed share transfer on a pro-rata basis on the same terms and conditions in the proposed transfer. The right of first refusal (and secondary refusal right) and the right of co-sale shall not apply to certain "exempt" transfers, which include: (i) in the case of a shareholder that is an entity, to transfers to its shareholders, members, partners or other equity holders; (ii) repurchases of shares by the Company where such repurchase is pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board; and (iii) in the case of a shareholder that is a natural person, upon a transfer of shares made for bona fide estate planning purposes. Shareholders are prohibited from transferring shares to any competitor or any customer, distributor or supplier of the company if such transfer would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier. The Right of First Refusal and Co-Sale Agreement further provides for a prohibition on the sale of the Company's shares for 180 days (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions) following the closing of a going public transaction. A transfer of shares that is not made in compliance with the agreement shall be null and void, shall not be recorded on the books of the Company or with its transfer agent and shall not be recognized by the Company. Certain other shareholders have the same right as Major Shareholders under the Right of First Refusal and Co-Sale Agreement.

The Voting Agreement

The Voting Agreement is an agreement between the Company and its shareholders. The Voting Agreement provides Mark Godsy with a non-transferable  right to, among other things, designate up to seven director nominees to the board of directors for so long as he is providing services to the Company as an employee of the Company or any subsidiary, engaged as a contractor, consultant, or advisor to the Company or any subsidiary, appointed as an officer to the Company or any subsidiary, or otherwise providing services as an owner of the Company to the Company or any subsidiary (in any such case, “Providing Services to the Company”). Each shareholder is required to vote their shares in favor of the election of such director nominees. At present, Mr. Godsy has elected not to exercise his right to appoint any such nominees to the board of directors. If Mr. Godsy elects to exercise his director nomination right, Mr. Godsy will deliver to the Company a notice setting forth Mr. Godsy’s director nominations and the Company would then provide notice to shareholders requesting that the shareholders consent in writing to, or vote their Common Shares in favor of, a shareholder’s resolution appointing such nominees to the board of directors. If a shareholder fails to vote their Common Shares as required under the Voting Agreement, the Chief Executive Officer of the Company may vote such shareholder’s Common Shares in accordance with the Voting Agreement, and in favor of such director nominees, pursuant to the irrevocable proxy and power of attorney provided by each shareholder under the Voting Agreement.

Further, the Voting Agreement provides that any if a corporate action requiring approval by “special resolution”, “ordinary resolution” or “unanimous resolution” under the BCBCA that is approved by both (1) approved by the board of directors but which also requires shareholder approval, whether by special resolution or ordinary resolution, as applicable and (2) approved in writing by the holders of at least 66-2/3% of the Common Shares (in the case of a “special resolution”) or the holders of at least a majority of the Common Shares (in the case of an “ordinary resolution” or a “unanimous resolutions”), as provided in the BCBCA then all shareholders are obligated to vote their shares in favor of such corporate action. Under the BCBCA, such actions include, but are not limited to, certain amendments to the Notice of Articles and the Articles of the Company, amendments to the share capital of the Company, reductions in the capital on the shares of the Company, an amalgamation or arrangement involving the Company, a sale, lease or other disposition of all or substantially all of the assets of the Company, a continuance of the Company into another jurisdiction outside of British Columbia and the voluntary liquidation or dissolution of the Company. The Voting Agreement also requires shareholders to waive any dissent, appraisal or similar rights to which they may be entitled with respect to such corporate actions, to the extent permitted by law. The Voting Agreement establishes a drag-along right, which requires a minority shareholder to sell their shares in the context of a board of directors approved sale of the Company if more than 66-2/3% of shareholders approve such sale of the Company. Approximately, 100% of the Common Shares are subject to the Voting Agreement.

When subscribing for Common Shares in the Company, investors will be required to execute an adoption agreement to the Voting Agreement pursuant to which the investor will agree to be bound by the terms of the Voting Agreement as a shareholder as though such investor were originally a party thereto.

The Voting Trust Agreement

Certain shareholders of the Company have entered into voting trust agreements with the Company (the "Voting Trust Agreements"), whereby each such shareholder deposits its shares in a voting trust and such shares can be voted by the Chief Executive Officer of the Company appointed from time to time. In connection with entering into the Voting Trust Agreements, the shareholders delivered to the Chief Executive Officer an irrevocable power of attorney. Pursuant to the power of attorney, the Chief Executive Officer is entitled to deliver a proxy at shareholder meetings to vote the shares of such shareholders and is entitled to execute on behalf of such shareholders, any resolution or other instrument in writing to be executed by the voting shareholders of the Company, including any agreement among the shareholders of the Company.

Equity Incentive Plan

On December 29, 2021, the Company's board of directors approved the Naqi Logix Inc. Equity Incentive Plan ("the Plan"), which allows for the grant of certain incentive equity awards to employees, officers, directors and consultants of the Company who will contribute to the Company's long-term success by providing them with incentives that align their interests with those of the shareholders of the Company.

The aggregate number of Common Shares issuable upon the exercise of all options granted under the Plan has been fixed at 9,694,775 Common Shares, representing 20% of the Company's issued and outstanding Common Shares, on a non-diluted basis as at the date of this filing.

The number of Non-Voting Common Shares available for issuance pursuant to awards granted under the Plan will increase as the number of issued and outstanding Non-Voting Common Shares of the Company increases. In general, Non-Voting Common Shares subject to awards granted under the Plan that are exercised, terminated or cancelled, or returned to the Company for any reason, shall be available for issuance pursuant to subsequent awards granted pursuant to the Plan.

Administration

Our Board, or a committee of the Board designated by the Board, will administer the Plan. Subject to the terms of the Plan, the Board has the power to determine when and how awards will be granted, which employees, directors or consultants will receive awards, the type and terms of the awards granted, including the number of Non-Voting Common Shares subject to each award and the vesting schedule of the awards, if any, and to interpret the terms of the Plan and the award agreements, among other things. The Board also has the authority to accelerate the time at which an award may vest or be exercised, to approve forms of award agreements to be used under the Plan and amend the terms of any award agreement, and to amend, suspend or terminate the Plan at any time.

The Board will determine the provisions, terms and conditions of each award granted pursuant to the Plan, including vesting schedules, forfeiture or repurchase provisions, forms of payment (cash, shares, or other consideration) upon settlement of the award, payment contingencies and satisfaction of any performance criteria.

Stock Options and Incentive Stock Options

The Plan allows for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code, and non-incentive stock options. Prior to an initial public offering, the exercise price of all options granted under the Plan will be determined by the Board, and in effect on the day of grant. Post IPO, the Board will establish the exercise price at the time each option is granted, which exercise price must in all cases be not less than the price required by the applicable regulatory authorities. The term of an option may not exceed 10 years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value of the common share on the grant date. The Board will determine the terms of stock option awards pursuant to the Plan, including, without limitation, the permitted method(s) of payment for Non-Voting Common Shares upon the exercise of an option award, and vesting terms. After the continuous service of an option recipient terminates, the recipient's awards may be exercised, to the extent vested at the time of such termination, during the period of time specified in the recipient's award agreement, which generally will be the period of time ending on the earlier of (i) the date that is 90 days following the termination of the recipient's continuous service and (ii) the expiration of the term of the option. If the recipient does not exercise the option within the applicable time period, the option will terminate.

Restricted Share Units

The Plan allows for the grant of restricted share units ("RSUs"). RSUs are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the Board are achieved or the award otherwise vests. Upon vesting and exercise of the award, an RSU may be settled by the delivery of Non-Voting Common Shares, their cash equivalent, any combination thereof or any other form of consideration, as determined by the Board and set forth in the applicable award agreement. The Board may determine the consideration, if any, to be paid by the recipient upon exercise of an RSU and delivery of each Non-Voting Common Share subject to the RSU. The Board may impose whatever conditions to vesting, or restrictions and conditions to payment, that it determines to be appropriate. The Board may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment, or any other restrictions or conditions it deems appropriate. Upon termination of the continuous service of an RSU recipient, any unvested portion of the recipient's RSU award will be forfeited, except as otherwise provided in the applicable award agreement.

Transferability of Awards

The Plan does not allow for the transfer of awards granted under the Plan except as otherwise provided in the applicable award agreement or as otherwise expressly consented to by the Board.

Certain Adjustments

In the event of certain changes in our capitalization, the Board will make appropriate and proportionate adjustments to one or more of the number of Non-Voting Common Shares that are covered by outstanding awards, the exercise or purchase price of Non-Voting Common Shares covered by outstanding awards, and the numerical share limits contained in the Plan.

Corporate Transactions

The Plan provides that in the event of a corporate transaction such as a "Sale of the Company", as such term is defined in the Plan, the Board may take one or more of the following actions with respect to awards granted under the Plan: (i) cause the conversion or exchange of each outstanding option into Common Shares on a net issuance basis in accordance with a pre-defined formula; (ii) cause the conversion or exchange of each outstanding option into options, rights or other securities of substantially equivalent value (or greater value) as determined by the Board in its discretion, in an entity participating in or resulting from such liquidity event; (iii) accelerate the vesting, in whole or in part, of outstanding awards such that the outstanding options shall be fully vested and exercisable contemporaneously with the completion of the transaction resulting in the liquidity event; (iv) determine that any or all outstanding options will be purchased by the Company or an entity related to the Company at the liquidity event price less the exercise price for the option shares available to be purchased under such options; (v) cancel any or all of such outstanding unvested options.

The Board has the authority to amend, suspend or terminate the Plan at any time, without shareholder approval Notwithstanding the foregoing, subject to the discretion of the Board, the termination of this Plan shall have no effect on outstanding Awards, which shall continue in effect in accordance with their terms and conditions and the terms and conditions of the Plan.

Penny Stock Regulation

The SEC has adopted regulations that generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the investor in such securities and have received the investor's written consent to the transaction prior to the investment. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Common Shares immediately following this Offering may be subject to such penny stock rules, investors in this Offering may find it more difficult to sell the Common Shares in the secondary market.

Absence of Public Market

We are an alternative reporting company under Regulation A, Tier 2 of the Securities Act. There is no public trading market for the Common Shares. No application is currently being prepared for the Common Shares to be listed on a securities exchange or quoted on an alternative trading system.  As a result, the Common Shares sold in this Offering may not be listed on a securities exchange or quoted on an alternative trading system for an extended period of time, if at all. (See "Risk Factors" beginning on page 8).

Recent Sales of Unregistered Securities

Set forth below are recent sales of unregistered securities:

On December 31, 2024, the Company closed a financing for $1,097,138.16 issuing 521,946 Common Shares, to accredited investors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an Offering Statement on Form 1-A pursuant to Regulation A promulgated under the Securities Act with respect to the Common Shares offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Shares offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this Offering Circular:

• the Company's annual report pursuant to Regulation A on Form 1-K for the fiscal annual year ended June 30, 2024 filed with the SEC on October 30, 2024; and

• the Company's previous offering statement on Form 1-A dated June 30, 2022 and filed with the SEC on July 1, 2022.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this Offering Circular or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We urge you to carefully read this Offering Circular and the documents incorporated by reference herein, before buying any of the Shares. This Offering Circular may add or update information contained in the documents incorporated by reference herein. To the extent that any statement that we make in this Offering Circular is inconsistent with statements made in the documents incorporated by reference herein, you should rely on the information in this Offering Circular and the statements made in this Offering Circular will be deemed to modify or supersede those made in the documents incorporated by reference herein.

You should rely only on the information contained in this Offering Circular or incorporated herein by reference. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular or incorporated herein by reference. You should not rely on any unauthorized information or representation. This Offering Circular is an offer to sell only the Shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this Offering Circular is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this Offering Circular, or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this Offering Circular were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this Offering Circular, including but limited to financial statement information and exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Naqi Logix Inc., Attention: Investor Relations, who can be contacted at investor@naqilogix.com, or by calling 1-888-627-4564 Ext.1.  Additionally, you may access this information at www.sec.gov/edgar/browse/?CIK=1902337.

PART F/S

Please "See Item 7. Financial Statements" in our annual report on Form 1-K, filed pursuant to Regulation A, for the fiscal annual year ended June 30, 2024, which the Company filed with the SEC on October 30, 2024 and which is incorporated by reference herein.

PART III - EXHIBITS

Exhibit No.	Description

Exhibit 1.1**	Posting Agreement with StartEngine Primary, LLC

Exhibit 2.1	Certificate of Incorporation of Naqi Logix Inc. (incorporated by reference to Exhibit 2.1 on the Company's Form 1-A (File No. 024-11841) filed on March 23, 2022)

Exhibit 2.2	Certificate of Change of Name. (incorporated by reference to Exhibit 2.2 on the Company's Form 1-A (File No. 024-11841) filed on March 23, 2022)

Exhibit 2.3	Bylaws of Naqi Logix Inc. (incorporated by reference to Exhibit 2.3 on the Company's Form 1-A (File No. 024-11841) filed on March 23, 2022)

Exhibit 3.1	Form of Shareholder Rights Agreement of Naqi Logix Inc. (incorporated by reference to Exhibit 3.1 on the Company's Form 1-A (File No. 024-11841) filed on March 23, 2022)

Exhibit 3.2	Form of Right of First Refusal and Co-sale Agreement of Naqi Logix Inc. (incorporated by reference to Exhibit 3.2 on the Company's Form 1-A (File No. 024-11841) filed on March 23, 2022)

Exhibit 3.3	Form of Voting Agreement of Naqi Logix Inc. (incorporated by reference to Exhibit 3.3 on the Company's Form 1-A (File No. 024-11841) filed on March 23, 2022)

Exhibit 4.1*	Form of Subscription Agreement.

Exhibit 5.1	Form of Voting Trust Agreement. (incorporated by reference to Exhibit 5.1 on the Company's Form 1-A (File No. 024-11841) filed on March 23, 2022)

Exhibit 6.1	Contract dated August 9, 2023 between Naqi Logix Inc. and Public Services and Procurement Canada (incorporated by reference to Exhibit 6.2 on the Company's Form 1-SA (File No. 24R-00694) filed on March 28, 2024)

Exhibit 6.2	Amendment No. 1 dated November 1, 2024 to Contract originally dated August 9, 2023 between Naqi Logix Inc. and Public Services and Procurement Canada (incorporated by reference to Exhibit 6.3 on the Company's Form 1-SA (File No. 24R-00694) filed on March 28, 2024)

Exhibit 6.3**	Naqi Logix Inc. Equity Incentive Plan December 31, 2021

Exhibit 6.4**	Credit Card Services Agreement

Exhibit 6.5**	Services Agreement

Exhibit 6.6*	Employment Agreement between Naqi Logix Inc. and Sandeep Kumar Arya

Exhibit 6.7*	Independent Contractor Agreement between Naqi Logix Inc. and 0711626 B.C. Ltd.

Exhibit 6.8*	Amendment No. 1 to Independent Contractor Agreement between Naqi Logix Inc. and 0711626 B.C. Ltd.

Exhibit 6.9*	Employment Agreement between Naqi Logix Inc. and David Segal

Exhibit 6.10*	Independent Contractor Agreement between Naqi Logix Inc. and Results Forge, LLC

Exhibit 6.11*	Amendment No. 1 to Independent Contractor Agreement between Naqi Logix Inc. and Results Forge, LLC

Exhibit 6.12*	Engagement letter between Naqi Logix Inc. and Fehr & Associates Ltd.

Exhibit 6.13*+	Employment Agreement between Naqi Logix Inc. and Zavier Alexander

Exhibit 8.1**	Escrow Agreement

Exhibit 10.1*	Power of Attorney (included on signature page hereto).

Exhibit 11.1*	Consent of Dale Matheson Carr-Hilton LLP.

Exhibit 12.1*	Opinion of Osler, Hoskin & Harcourt.

Exhibit 13.1*	Testing the Waters Materials

* Filed Herewith ** Previously Filed + Certain confidential information contained in this Exhibit has been redacted pursuant to the Instruction to Item 17 of Form 1-A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 3 on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on February 26, 2025.

NAQI LOGIX INC.

/s/ Mark Godsy

Name:	Mark Godsy

Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Godsy his or her true and lawful attorney-in-fact and agent, with full power of substitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Mark Godsy	February 26, 2025
Name: Mark Godsy
Title: Chief Executive Officer and Director (Principal Executive Officer)

By: /s/ Xavier Wenzel	February 26, 2025
Name: Xavier Wenzel
Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By: /s/ John Occhipinti	February 26, 2025
Name: John Occhipinti
Title: Director

By: /s/ Gary Roshak	February 26, 2025
Name: Gary Roshak
Title: Chief Technology Officer, Director

By: /s/ Sam Sullivan	February 26, 2025
Name: Sam Sullivan
Title: Director

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